Exhibit 10.16
Certain information (indicated by asterisks) has been omitted from this document because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

***Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED SUPPLY AND COMMERCIALIZATION AGREEMENT
This Amended and Restated Supply and Commercialization Agreement (this “Agreement”) effective as of February 28, 2017, (the “Effective Date”) is entered into between Illumina, Inc., a Delaware corporation, having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”) and GRAIL, Inc., a Delaware corporation, having a place of business at 200 Cardinal Way, 2nd Floor, Redwood City, CA 94063 (“GRAIL”). Illumina and GRAIL may each be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Illumina develops, manufactures, and sells products for, among other things, the analysis of nucleic acids;
B.GRAIL desires that Illumina supply GRAIL with products and grant GRAIL certain rights, and Illumina agrees to provide such products and grant such rights, on the terms set forth in this Agreement;
C.Illumina and GRAIL entered into that certain Supply and Commercialization Agreement effective as of January 7, 2016 (the “Original Agreement” and the “Original Effective Date”); and
D.Illumina and GRAIL desire to amend and restate the Original Agreement as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS
The following capitalized terms will have the following meanings:
1.1“Advisors” means, with respect to a Party, its and its Affiliates’ attorneys, accountants, financial advisors, and other similar advisors.
1.2“Affiliate” means, with respect to a Party or other party, any person or entity which at the time in question directly or indirectly controls, is controlled by, or is under common control with, such Party or other party. For the purposes of this definition, Section 1.4, and Section 1.38, “control” means the possession, directly or indirectly, of: (a) more than 50% of the voting interests of an entity; or (b) the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting interests, by agreement with respect to the voting of voting interests, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the board of directors or managers, or otherwise. The terms “controlling” and “controlled” will have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement: (x) Helix Holdings I, LLC, and its subsidiaries, successors, and members are not Affiliates of Illumina; and (y) Illumina Innovation Fund I, L.P and its subsidiaries, successors, and partners are not Affiliates of Illumina.
1.3“Assignment and Assumption Agreement” has the meaning set forth in Section 7.1.
1.4“Change in Control” means the occurrence of any of the following:
(a)the sale, transfer, assignment, or other disposition of securities of GRAIL (or any Affiliate of GRAIL that controls GRAIL) representing a majority of the voting power of GRAIL’s outstanding voting securities (or a majority of the voting power of the outstanding voting securities of any Affiliate of GRAIL that controls GRAIL) in any one transaction or a series of related transactions;
(b)any transaction or series of related transactions in which the holders of the outstanding securities of GRAIL (or any Affiliate of GRAIL that controls GRAIL) immediately before such transaction(s), do not, immediately after such transaction(s), retain control of GRAIL (or any Affiliate of GRAIL that controls GRAIL);
(c)any direct or indirect acquisition of GRAIL or any Affiliate of GRAIL that controls GRAIL by means of merger, consolidation, exchange or contribution of equity, or other form of reorganization in one transaction or a series of related transactions with or into another entity;
(d)the liquidation or dissolution of GRAIL or any Affiliate of GRAIL that controls GRAIL; or
(e)any direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of GRAIL to which this Agreement relates.
1.5“Claims” has the meaning set forth in Section 11.1.
1.6“Collaboration IP” has the meaning set forth in Section 7.5(b).
1.7“Competitor of Illumina” means any person or entity that develops, sells, or otherwise commercializes or has announced its intention to develop, sell, or otherwise commercialize nucleic acid sequencing instruments, or any Affiliate of any such person or entity.
1.8“Confidential Information” means all information and know‐how and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party in the course of performing under this Agreement (including under the Original Agreement prior to the Effective Date), which may include data, knowledge, practices, processes, ideas, research plans, formulations, or manufacturing techniques, marketing and business plans, financial information, personnel information, and other information relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided however that Confidential Information specifically excludes any information which:
(a)at the time of disclosure is generally available to the public;
(b)after disclosure becomes generally available to the public by publication or otherwise through no fault of the Receiving Party or its Representatives or Advisors;
(c)the Receiving Party can show was in its possession or in the possession of its Representatives prior to the time of disclosure by the Disclosing Party and which was not acquired, directly or indirectly, from the Disclosing Party or its Representatives, and which is held by the Receiving Party free of any obligation of confidence to any Third Party;
(d)the Receiving Party can show was received by it after the time of disclosure by the Disclosing Party from a Third Party who had a lawful right to disclose it to the Receiving Party and who did not require the Disclosing Party to hold it in confidence; or
(e)the Receiving Party can show was developed by or for the Receiving Party or its Representatives without any use of the Disclosing Party’s Confidential Information or violation of this Agreement.
1.9“Development IP” has the meaning set forth in Section 8.4(c).
1.10“Disclosing Party” means a Party who discloses its Confidential Information to the other Party.
1.11“Exclusivity Period” has the meaning set forth in Section 6.2.
1.12“Executives” has the meaning set forth in Section 14.2.
1.13“Force Majeure” has the meaning set forth in Section 14.9.
1.14“Forecast” and “Forecast Due Date” have the meanings set forth in Section 3.4(a).
1.15“GAAP” means generally accepted accounting principles in the United States at the time in question.
1.16“GRAIL Confidential Information” means all Confidential Information disclosed by or on behalf of GRAIL to Illumina and its Affiliates. For clarity, GRAIL Confidential Information does not include any Illumina Intellectual Property Rights or Illumina Confidential Information that is included in, combined with, or disclosed with GRAIL Confidential Information.
1.17“GRAIL Intellectual Property Rights” means all Intellectual Property Rights owned or controlled (including under license) by GRAIL or its Affiliate.
1.18“GRAIL In‐Licenses” has the meaning set forth in Section 8.3(a).
1.19“Illumina Confidential Information” means all Confidential Information disclosed by or on behalf of Illumina or its Affiliates to GRAIL or its Affiliates. For clarity, Illumina Confidential Information does not include any GRAIL Intellectual Property Rights or GRAIL Confidential Information that is included in, combined with, or disclosed with Illumina Confidential Information.
1.20“Illumina Intellectual Property Rights” means all Intellectual Property Rights owned or controlled (including under license) by Illumina or its Affiliate.
1.21“Illumina Know‐How” has the meaning set forth in Section 8.1(a).

1.22“Illumina Technology” means any and all Technology owned or controlled (including under license) by Illumina or its Affiliate.
1.23“Improvements” has the meaning set forth in Section 8.2(a).
1.24“Initial Term” has the meaning set forth in Section 13.1.
1.25“Intellectual Property Rights” means all rights in patent, copyrights, trade secrets, know-how, trademark, service mark, and trade dress rights, and other industrial or intellectual property rights under the laws of any jurisdiction, whether registered or not, and including all applications or rights to apply therefor and registrations thereto.
1.26“Joint Collaboration IP” has the meaning set forth in Section 7.5(b).
1.27“K2 Development IP” has the meaning set forth in Section 7.2(c).
1.28“Law” means: (a) all statutes, statutory instruments, regulations, ordinances, or legislation to which a Party is subject; (b) common law and the law of equity as applicable to a Party; (c) binding court orders, judgments or decrees; (d) industry code of practice, guidance, policy, or standards, in each case to the extent enforceable by a governmental or regulatory authority as law; and (e) applicable policies, rules, or orders made or given by a governmental or regulatory authority.
1.29“List Price” means, in each case on the date of determination, Illumina’s prevailing list price for the Product or Service Contract in question in the jurisdiction where the Product is to be shipped.
1.30“Losses” has the meaning set forth in Section 11.1.
1.31“Mediation Request” has the meaning set forth in Section 14.2(c)
1.32“MSK Agreement” means the Joint Development and Sponsored Research Agreement entered into by and between Illumina and Memorial Sloan Kettering Cancer Center dated as of September 4, 2015, together with any amendments thereto.
1.33“Notice” has the meaning set forth in Section 14.8.
1.34“Net Sales” for arm’s-length Sales of any Oncology Service or Oncology Product means the gross amount invoiced or otherwise charged by GRAIL or its Operational Affiliate for the Sale of such Oncology Service or Oncology Product, less the following items to the extent actually taken or incurred and separately accounted for in the invoice with respect to such Sale and all in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with GAAP (except as otherwise provided below):
(a)credits or allowances for returns, rejections, recalls, or billing corrections;
(b)separately itemized and invoiced freight, postage, shipping and insurance, handling, and other transportation costs, provided that such items are passed on to the purchaser (or other acquirer) at cost;
(c)sales, use, value added, and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, sale, transportation, delivery, use, or performance of such Oncology Service or Oncology Product that are incurred at time of the transaction, are directly related to the transaction, and are actually paid to the governmental authority; and
(d)any reasonable and customary quantity, cash, or other trade discounts, rebates, or charge backs; provided that the aggregate deductions under this clause (d) and clause (a) above shall not exceed, in any calendar year, [***]% of the gross amount invoiced or otherwise received for the Sale of such Oncology Service or Oncology Product.

For clarity, no deductions may be made for sales commissions or collection costs. For purposes of calculating Net Sales, a Sale will be deemed to occur upon GRAIL invoicing or otherwise charging the customer or other recipient for the Oncology Product or Oncology Service in question. GRAIL’s or its Operational Affiliate’s Sale of Oncology Service or Oncology Product to an Affiliate will not be included in Net Sales (unless such Affiliate is an end-user of such Oncology Service or Oncology Product), and Net Sales for such Oncology Service or Oncology Product will be recognized upon sale, transfer, or other disposition to a Third Party.
If: (a) an Oncology Service or Oncology Product is Sold in a manner that is not an arm’s-length transaction; or (b) an Oncology Service or Oncology Product is Sold in-kind or for non-cash consideration, Net Sales for such transaction will equal the average Net Sales for such Oncology Service or Oncology Product in the applicable country during the preceding calendar quarter. If there is not sufficient information available to determine such average Net Sales price, Illumina and GRAIL will negotiate in good faith an appropriate Net Sales value, taking into consideration the fair market value of such Oncology Service or Oncology Product and the Net Sales of similar Oncology Services or Oncology Products in similar countries.
If an Oncology Product is used by or on behalf GRAIL or its Operational Affiliate to perform an Oncology Service, Net Sales for such transaction will equal the greater of: (a) the average Net Sales for such Oncology Product in the applicable country during the preceding calendar quarter; or (b) the Net Sales from the Sale of such Oncology Service. If there is not sufficient information available to determine the average Net Sales price for such Oncology Product in the applicable country during the preceding calendar quarter, Illumina and GRAIL will negotiate in good faith an appropriate Net Sales value for purposes of this calculation, taking into consideration, among other relevant factors, the fair market value of such Oncology Product and the Net Sales of similar Oncology Products in countries similarly situated with respect to the market for such Oncology Product and similar Oncology Products. Any Dispute as to the Net Sales value of any Oncology Product or Oncology Service will be resolved pursuant to the expedited Dispute resolution proceedings of Section 14.2(c).
1.35“Oncology” means: (i) the prevention, immunization, risk assessment, detection, screening, diagnosis, staging, treatment, therapy, palliative care, cure, surveillance, monitoring, or prognosis of, for, or concerning cancer or cancer patients; (ii) any other testing of, for, or concerning cancer or cancer patients; and (iii) any research or development of or concerning any of the foregoing, or otherwise concerning cancer or cancer patients.
1.36“Oncology Products” means all products Sold in, for use in, or having applications in the field of Oncology. As used in this definition, “products” includes any tangible or intangible item, material, composition, or device, including kits, nucleotides, buffers, reagents, equipment, instruments, hardware, software, and any component of any of the foregoing.
1.37“Oncology Services” means all Services Sold in, or for use in, or having applications in the field of Oncology. As used in this Agreement, “Service” includes any work or service of any kind performed by or on behalf of GRAIL or its Operational Affiliate, including genotyping services, sequencing services, screening services, diagnostic services, other testing services, interpretation services, maintenance services, software or data provided as a service, research services, development services, collaborative services, and clinical trial services.
1.38“Operational Affiliates” means Affiliates of GRAIL under GRAIL’s control (for so long as they remain Affiliates of GRAIL under GRAIL’s control) materially engaged in operational aspects of GRAIL’s business, which operational aspects include laboratory operations, marketing, and distribution; provided however that no such Affiliate will be an Operational Affiliate if any Competitor of Illumina, or any Affiliate of any Competitor of Illumina, has any ownership interest in such Affiliate or any right to otherwise receive proceeds, or access to Intellectual Property Rights, from the operations of such Affiliate.
1.39“Option” has the meaning set forth in Section 8.3(b).

1.40“Option IP” has the meaning set forth in Section 8.3(a).
1.41“Option Period” has the meaning set forth in Section 8.3(b).
1.42“Original Agreement” and “Original Effective Date” have the meanings set forth in the Recitals.
1.43“Other IP” has the meaning set forth in Section 8.7(c).
1.44“Other Oncology Revenue” means all revenue generated by, and all consideration received by, GRAIL or any of its Operational Affiliates from or in connection with any activities in or directed to the field of Oncology, or otherwise arising from or attributable to the field of Oncology, other than revenue generated, or consideration received, from or in connection with the Sale of Oncology Products and Oncology Services. For example, and without limitation, Other Oncology Revenue includes revenues generated from the licensing (or granting of similar rights) under GRAIL Intellectual Property Rights excluding GRAIL In-Licenses in the field of Oncology. If GRAIL or its Operational Affiliate receives non- cash consideration (including shares of equity or in- kind contribution of goods or services), or consideration in a transaction that is not at arm’s length (including any transfer of Technology or Intellectual Property Rights to an Affiliate), from any activities in or directed to the field of Oncology, or otherwise arising from or attributable to the field of Oncology (other than the Sale of Oncology Products and Oncology Services) such consideration will be included in Other Oncology Revenue based on the fair market value of such consideration, as determined by the good faith negotiation of the Parties. Any Dispute as to the fair market value of such consideration will be resolved pursuant to the expedited Dispute resolution proceedings of Section 14.2(c). Notwithstanding the foregoing, Other Oncology Revenue does not include consideration received as reimbursement for costs incurred pursuant to a collaboration with a Third Party (including overhead and personnel costs), reimbursement for GRAIL’s purchase of equipment or supplies, payments received in the form of grants for research from governmental entities or non- profit organizations, or Intellectual Property Rights received as part of a collaboration (though Royalty may be due resulting from the exploitation of such Intellectual Property Rights, as otherwise required by this Agreement), or payments received for purchase of GRAIL shares at fair market value (provided that any premium would not be excluded).
1.45“Product(s)” means the Illumina products that are offered for sale under or purchased under this Agreement.
1.46“Purchase Order” has the meaning set forth in Section 3.3.
1.47“Receiving Party” means a Party who receives Confidential Information from the other Party.
1.48“Renewal Term” has the meaning set forth in Section 13.1.
1.49“Representatives” means, with respect to a Party, its Affiliates, and such Party’s and its Affiliates’ respective directors, officers, employees, and agents.
1.50“Royalty” has the meaning set forth in Section 4.1.
1.51“Sale” means the sale, distribution, lease, license, provision, performance, or other transfer, making available, or exploitation of the product or service in question. The terms “Sell” and “Sold” will have correlative meanings.
1.52“Service Contract” means a separate written agreement that governs the provision of service and maintenance for Illumina instruments (for a separate fee) by Illumina or its Affiliate.
1.53“Technology” means any and all: (a) formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (in each case, whether or not patentable and whether or not reduced to practice); (b) technical, scientific, engineering, manufacturing, or clinical information; (c) specifications, designs, schematics, models, devices, apparatus, prototypes, schematics and development tools; (d) software (including all software implementations of algorithms, models and methodologies, whether in source code or object code) and other works of authorship; (e) compositions, structures, reagents, formulations, assay components, oligonucleotides, probes, and other chemical and biological materials; and (f) any other forms of technology; in each case of (a)‐(f) (inclusive) whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
1.54“Term” has the meaning set forth in Section 13.1/
1.55“Terms and Conditions” means, with respect to each Product ordered in each Purchase Order, Illumina’s then-current prevailing terms and conditions of sale with respect to such Product (including, with respect to software and software-as-a-service products, any end user license agreements, terms and conditions of use, and similar terms and conditions) in the jurisdiction where the Product is to be shipped.
1.56“Third Party” means any party other than: (a) GRAIL or any of its Affiliates; or (b) Illumina or any of its Affiliates.
1.57“Third Party Royalties” means non-refundable earned royalties that GRAIL or its Operational Affiliate is contractually obligated to pay to a Third Party upon the Sale of an Oncology Product or Oncology Service pursuant to a license agreement entered into at arm’s length with such Third Party, under which GRAIL or its Operational Affiliate is granted a license to Sell such an Oncology Product or Oncology Service and, in the absence of such license agreement, the Sale of such an Oncology Product or Oncology Service would infringe upon an issued, unexpired, valid, patent owned or otherwise controlled by such Third Party and licensed to GRAIL or its Operational Affiliate in such license agreement.
2.AMENDMENT AND RESTATEMENT
GRAIL and Illumina hereby amend, restate, and replace the Original Agreement in its entirety with this Agreement, effective as of the Effective Date. For clarity, and without limiting the generality of the foregoing, this Agreement will govern and supersede the Original Agreement with respect to GRAIL’s and its Operational Affiliates’ rights to use Products purchased from Illumina and its Affiliates under the Original Agreement prior to the Effective Date.
3.PRODUCT SUPPLY TERMS
3.1Rights to Purchase Products.
(a)During the Term, subject to, and contingent upon GRAIL’s and its Operational Affiliates’ continued compliance with, the terms and conditions of this Agreement and the applicable Terms and Conditions, GRAIL and its Operational Affiliates may purchase any Products that Illumina makes generally commercially available for purchase by other arm’s length end-user customers at the time GRAIL or its Operational Affiliate issues a Purchase Order for such Products. For clarity, the foregoing excludes without limitation the following items, and GRAIL and its Operational Affiliates may not purchase any of the following items under this Agreement unless Illumina consents to such purchase in a separate written document specifically referencing this Section: custom products; products in development or beta testing; product components; products and product components that are sold to any Third Party for incorporation into, or bundling or sale with, one or more Third Party products; products sold in collaboration with one or more Third Parties, or as part of a partnership, joint venture, or similar relationship with one or more Third Parties; products for which Illumina is contractually prohibited from selling to GRAIL and its Operational Affiliates on the terms set forth in this Agreement (including pricing); and Third Party products sold or distributed by or for Illumina or any of its Affiliates. Illumina will provide GRAIL with quotes for any Products pursuant to the procedure set forth in Exhibit A. The price for each Product will be based on Illumina’s then current List Price for such Product at the time of purchase by

GRAIL or its Operational Affiliate, subject to the discount table set forth in Exhibit A. For the avoidance of doubt, List Prices may increase or decrease during the Term in Illumina’s sole discretion in the usual course of Illumina’s business.
(b)During the Term, GRAIL and its Operational Affiliates may (in its discretion) purchase Service Contracts for sequencing instrument Products purchased under this Agreement, to the extent that Illumina makes Service Contracts for such sequencing instrument Products generally commercially available for purchase by other arm’s length end-user customers at the time GRAIL or its Operational Affiliate issues a Purchase Order for such Service Contracts. Each Service Contract will be on Illumina’s then current standard Service Contract terms and conditions, and will be offered at the then current List Price for such Service Contract at the time of purchase, subject to the discount table set forth in Exhibit A. Each Service Contract will exclusively govern Illumina’s maintenance and support obligations with respect to the applicable sequencing instrument product.
(c)The rights granted in this Section 3.1 are personal to GRAIL and its Operational Affiliates and may not be assigned, transferred, further granted, or otherwise conveyed except pursuant to Section 14.6. Any purported assignment, transfer, grant, or other conveyance of any of the rights granted in this Section 3.1 (or any portion of such rights), except pursuant to Section 14.6, is prohibited and will be null, void, and of no effect.
3.2Incorporation of Terms and Conditions.
(a)Each purchase of Product by GRAIL or its Operational Affiliate under this Agreement is subject to the applicable Terms and Conditions for such Product. Subject to the provisions of this Section 3.2, the Terms and Conditions are incorporated into and made a part of this Agreement with respect to the supply of Products.
(b)To the extent any provision of the Terms and Conditions directly conflicts with a provision in this Agreement, the provision in this Agreement will control.
(c)This Agreement, including the Terms and Conditions as incorporated herein, exclusively governs the ordering, purchase, supply, and use of Products, and overrides any conflicting, amending, or additional terms or conditions contained in any Purchase Orders or similar documents, all of which are hereby rejected and are null and void. Illumina’s failure to object to any such terms or conditions will not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms or conditions. All of GRAIL’s and its Operational Affiliates’ purchases of Products from Illumina and its Affiliates must be made under, and will in all cases be governed by, this Agreement.
3.3Purchase Orders. GRAIL and its Operational Affiliates will order all Product using written purchase orders (“Purchase Orders”) that will state, at a minimum, the Illumina part number, the Illumina quote number (or other reference number provided by Illumina), the quantity ordered, price, requested delivery date, and address for delivery. All Purchase Orders will be sent to the attention of Illumina Customer Service (via email at [***] or fax at [***]) or to any other person or department designated by Illumina in writing. Acceptance of a Purchase Order occurs only when Illumina provides the purchasing entity a written acceptance, which Illumina shall promptly do in accordance with Section 3.4(e) below. Purchase Orders must be submitted in accordance with this Agreement. All Purchase Orders accepted by Illumina are non-cancelable by the purchasing entity and may not be modified without the prior written consent of Illumina.
3.4Forecasts.
(a)GRAIL will, on a monthly basis on or before the first day of each calendar month (each, a “Forecast Due Date”), provide Illumina with a forecast representing GRAIL’s good faith estimate of the type and amount of Products that GRAIL and its Operational Affiliates expect to purchase during the 12 calendar months following that Forecast Due Date, on a month- by- month basis (“Forecast”). The [***] of each Forecast is a binding commitment by GRAIL and its Operational Affiliates (on a joint and several basis) to take receipt of and pay for, and on Illumina to sell (following Illumina’s receipt and acceptance of a Purchase Order issued in compliance with this Agreement), that type and quantity of Product. All Forecasts issued under the Original Agreement will continue to apply under this Agreement. Each Forecast after the Effective Date will be accompanied by a Purchase Order for all Products set forth in the [***] of such Forecast (as all Products for the [***] will have already been covered by a prior Purchase Order).
(b)Illumina will use commercially reasonable efforts to accept the delivery dates requested in each Purchase Order in light of Product inventory, manufacturing capacity and build time, and commitments to other customers. Illumina will deliver the forecasted Products that are ordered pursuant to a Purchase Order accepted by Illumina on or before the agreed-upon delivery dates.
(c)GRAIL may only provide one Forecast per calendar month for the cumulative Product needs of GRAIL and all of its Operational Affiliates. If GRAIL and its Operational Affiliates cumulatively provide more than one Forecast in any given calendar month, Illumina may, in its discretion, reject all but the first Forecast.
(d)Illumina has no obligation to provide Product if GRAIL or an Operational Affiliate has not provided a Purchase Order covering such Product by the Forecast Due Date, and the failure to provide a Purchase Order will not relieve GRAIL and its Operational Affiliates of any of its obligations arising from Forecasts. Such failure may, among other things, result in a delay in delivery of Products to GRAIL or its Operational Affiliates.
(e)Illumina will accept Purchase Orders issued in compliance with this Agreement that contain forecasted types and quantities of Product (subject to the Parties reaching agreement on delivery dates as described in paragraph (b) above). Illumina has no obligation to accept Purchase Orders that contain un-forecasted types or quantities of Product. Illumina may, in its discretion, accept Purchase Orders for un-forecasted types or quantities of Product.
3.5Unauthorized Use.Neither GRAIL nor its Operational Affiliates may use any Product or Illumina Intellectual Property Right conferred to GRAIL or its Operational Affiliate upon the purchase of any Product or otherwise provided to GRAIL by Illumina in any manner or for any purpose not expressly permitted by the applicable Terms and Conditions. Actual knowledge by Illumina or its Affiliates that GRAIL or its Operational Affiliate is using Illumina’s or its Affiliates’ Intellectual Property Rights or Products in any manner or for any purpose other than as expressly permitted by the applicable Terms and Conditions does not waive or otherwise limit any rights that Illumina or its Affiliates may have as a result of such use of Intellectual Property Rights or Products, including any rights or remedies available under this Agreement, at Law, or in equity. For clarity, any trade usage, course of performance, or course of dealing between Illumina and GRAIL, does not, and may not be construed to, expand the rights granted to GRAIL and its Operational Affiliates in this Agreement. This Agreement limits the exhaustion of patent rights that could otherwise result if the sale of Products to GRAIL and its Operational Affiliates was made without restriction.
3.6Supply Remedies. In addition to all remedies under the Terms and Conditions, this Agreement, at Law, or in equity, in the event of any material breach of the restrictions on use of Products under this Agreement or the applicable Terms and Conditions, Illumina may notify GRAIL in writing of such breach and require GRAIL to cure such breach within 30 days of the date of such notice. If GRAIL fails to cure such breach within the applicable cure period, Illumina may do any, all, or any combination of the following in addition to all other remedies under the Terms and Conditions, this Agreement, at Law, or in equity: (a) cease further shipments of the Product with respect to which GRAIL or its Operational Affiliate breached the restrictions; (b) terminate any Service Contracts then in effect for the affected Product; or (c) terminate any remaining product warranty for the affected Product.
3.7Operational Affiliates. For the avoidance of doubt, except with respect to Operational Affiliates to the extent expressly permitted by this Agreement, this Agreement is personal to GRAIL and the rights regarding purchase and use of Products do not extend to Affiliates of GRAIL. GRAIL will be responsible for any conduct by its Affiliate that constitutes a breach of this Agreement or that would be a breach of this Agreement by GRAIL had GRAIL engaged in such conduct itself. Such conduct will be deemed and is a breach of this Agreement by GRAIL. Without limiting the generality of the foregoing, all restrictions set forth in this Agreement with respect to GRAIL’s purchase and use of Products and Illumina Intellectual Property Rights will apply to all Operational Affiliates, and the purchase or use of any Product or use of Illumina Intellectual Property Rights by any Operational Affiliate in violation of any such restriction will be deemed and is a breach of that restriction, and this Agreement, by GRAIL. GRAIL and its Operational Affiliates are jointly and severally liable under this Agreement. GRAIL represents and warrants that is has no Operational Affiliates as of the Effective Date. GRAIL will provide Illumina with written notice each time an entity becomes an Operational Affiliate or ceases to be an Operational Affiliate within 30 days of the occurrence of such event, and will provide Illumina with such information as Illumina may from time to time reasonably request in order to confirm such entity’s status as an Operational Affiliate.
4.ROYALTY
4.1Royalty. As partial consideration for the cumulative contributions of Illumina and its Affiliates to the success of GRAIL, including assistance in the formation of GRAIL and first-mover advantage enabled by Illumina’s efforts, the rights granted and covenants made by Illumina in the Original Agreement, and the rights granted and covenants made by Illumina in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GRAIL and its Operational Affiliates will pay to Illumina the following amounts (collectively, the “Royalty”):
(a)[***]% (subject to potential reduction pursuant to Sections 4.2 and 4.3 below) of Net Sales of all Oncology Products and Oncology Services; and
(b)[***]% (subject to potential reduction pursuant to Section 4.2 below) of all Other Oncology Revenue.
In the event of a Change in Control of GRAIL, the foregoing royalties shall not be payable by an entity acquiring Control of GRAIL in the Change in Control with respect to: (a) Net Sales of any Oncology Products or Oncology Services; or (b) Other Oncology Revenue; in each case that was already sold or generated, as applicable, by such entity before the Change in Control without any involvement, improvement, or modification by or on behalf of GRAIL or its Operational Affiliate and without the use of any Technology or Intellectual Property Rights of GRAIL or its Operational Affiliate, and is Sold after the Change in Control without any involvement, improvement, or modification by or on behalf of GRAIL or its Operational Affiliate and without the use of any Technology or Intellectual Property Rights of GRAIL or its Operational Affiliate.
4.2Royalty Reductions.
(a)If, during any calendar year set forth below, GRAIL and its Operational Affiliates cumulatively pay Royalty to Illumina in amounts equal to the Royalty target amounts set forth below for such calendar year, the Royalty percentage payable pursuant to Sections 4.1(a) and 4.1(b) above for the remainder of such calendar year will be reduced to [***]%. At the end of such calendar year, the Royalty percentage will automatically (without any action required by either Party) revert to [***]% (subject to potential reduction in the next calendar year as set forth in the first sentence of this Section 4.2(a).

Year	Oncology Revenue Target (USD in Millions)	Royalty Target (USD in Millions)
2017	[***]	[***]
2018	[***]	[***]
2019	[***]	[***]
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(b)Once GRAIL and its Operational Affiliates have cumulatively paid Royalty to Illumina totaling $[***], the Royalty percentage payable pursuant to Sections 4.1(a) and 4.1(b) above will thereafter be reduced to a minimum floor of [***]%, without any further reduction pursuant to Section 4.2(a) or 4.3 or otherwise.
4.3Anti-Stacking.
(a)Unless the Royalty percentage has been reduced to the minimum floor of [***]% pursuant to Section 4.2(b) above, if GRAIL or its Operational Affiliate pays any Third Party Royalties to one or more Third Parties in any calendar quarter, then GRAIL or such Operational Affiliate may reduce the Royalty payable for such calendar quarter under Section 4.1(a) above by the amount of such payments; provided however, that in no event will the Royalty payable under Section 4.1(a) be less than [***]% of Net Sales of all Oncology Products and Oncology Services (on a cumulative basis). For clarity, Third Party Royalties may only be deducted from Royalty during the calendar quarter during which such Third Party Royalties are actually paid by GRAIL or its Operational Affiliate, and may not be carried forward or otherwise credited toward any future calendar quarter. GRAIL agrees not to (and will ensure that none of its Operational Affiliates) circumvent the foregoing restrictions in this Section 4.3(a) by taking any action (or omitting to take any action), including deferment of payment of any Third Party Royalties beyond the calendar quarter for which they are due.
(b)Within ten days of Illumina’s request, GRAIL will provide Illumina with un-redacted copies of any license agreements pursuant to which Royalty has been reduced pursuant to Section 4.3(a) above, and copies of all patents and patent applications under which rights are granted to GRAIL or its Operational Affiliate pursuant to such license agreements. GRAIL will provide such additional information concerning such licenses as Illumina may reasonably request from time to time to confirm the amounts by which GRAIL and its Operational Affiliates have reduced, pursuant to Section 4.3(a), the Royalty payable under Section 4.1(a). GRAIL will be solely responsible for ensuring that it has the right to provide Illumina with all documents and information required by this Section.
4.4Apportionment.
(a)To the extent any Oncology Product or Oncology Service Sold by GRAIL or its Operational Affiliate has applications outside the field of Oncology, and GRAIL reasonably demonstrates to Illumina that such Oncology Product or Oncology Service is being materially and appropriately used both within and outside the field of Oncology, GRAIL and Illumina will in good faith negotiate the potential apportionment of revenue attributable to such Oncology Product or Oncology Service between the field of

Oncology and such other field(s). In determining the appropriate apportionment (if any) of any such Oncology Product or Oncology Service, the Parties will consider, without limitation: (i) the likelihood that such Oncology Product or Oncology Service is used within and outside the field of Oncology; (ii) the estimated percentage of uses of such Oncology Product or Oncology Service within and outside of the field of Oncology; (iii) the revenue GRAIL and its Affiliates receive from Sale of similar products within and outside the field of Oncology; and (iv) the prices of similar products and services Sold by Third Parties within and outside the field of Oncology.
(b)To the extent that GRAIL reasonably demonstrates to Illumina that certain Other Oncology Revenue is derived in part from the field of Oncology and in part from one or more other field(s), GRAIL and Illumina will in good faith negotiate the potential apportionment of such revenue between the field of Oncology and such other field(s). Specifically, if GRAIL or its Operational Affiliate licenses (or grants similar rights or covenants) under GRAIL Intellectual Property Rights both within and outside of the field of Oncology, GRAIL and Illumina will in good faith negotiate the potential apportionment of revenue received from such arrangement, taking into consideration, without limitation: (i) the likelihood that such GRAIL Intellectual Property Rights are used within and outside the field of Oncology; (ii) the estimated value of uses of such GRAIL Intellectual Property Rights within and outside of the field of Oncology; (iii) the revenue GRAIL and its Affiliates receive from the grant of any licenses, rights, or covenants, or any other exploitation, of the same or similar GRAIL Intellectual Property Rights within and outside the field of Oncology; and (iv) the terms under which Third Parties grant any licenses, rights, or covenants with respect to similar Intellectual Property Rights within and outside the field of Oncology. Upon either Party’s request, such allocations may be revised from time to time (no more than once per calendar year) pursuant to good faith negotiations between the Parties in light of the actual activities of the licensee(s) or other recipient(s) of such GRAIL Intellectual Property Rights.
(c)Any Dispute as to any potential apportionment under this Section 4.4 will be resolved pursuant to the expedited Dispute resolution proceedings of Section 14.2(c). Until such potential apportionment is resolved, either by written agreement of the Parties or by the expedited Dispute resolution proceedings of Section 14.2(c), GRAIL and its Operational Affiliates will pay Royalty on 100% of the Net Sales from the Sale of the applicable Oncology Product or Oncology Service, and Royalty on 100% of the applicable Other Oncology Revenue, without apportionment of any kind.

4.5Royalty Reporting and Payment.
(a)GRAIL will submit a written report to Illumina within 60 days after the close of each calendar quarter during the Term and thereafter (for so long as Oncology Products or Oncology Services are Sold or Other Oncology Revenue is generated) showing on an entity-by-entity, product-by-product, service-by-service, and country-by-country basis: (i) the kind and number of Oncology Services and Oncology Products Sold (including a detailed explanation for any that were not Sold in an arm’s-length transaction); (ii) the gross amount invoiced for such Oncology Services and Oncology Products on a product-by-product and service-by-service basis; (iii) the detailed calculation of Net Sales during the quarter on a product-by-product and service-by-service basis; (iv) a detailed calculation of Other Oncology Revenue; (v) the exchange rates used in determining each component of the Royalty; and (vi) the Royalty payable to Illumina, in each case for the subject calendar quarter. If GRAIL or its Operational Affiliate has reduced the Royalty payable by any Third Party Royalties, the report will describe in detail the payee, amount, and basis for such Third Party Royalties. All currency conversions will be made using GRAIL’s standard financial reporting procedures which will be consistently applied in accordance with GAAP. GRAIL will provide such additional information concerning the calculation of the Royalty as Illumina may reasonably request from time to time to enable Illumina and its Affiliates to confirm the accuracy of such calculations. The reports for the first three quarters of each year will be unaudited, while the report for the fourth quarter will be audited by GRAIL’s primary independent registered certified public accounting firm. Additionally, together with the report for the fourth quarter of each year, GRAIL will submit an audited annual year-end report, which will include the same level of detail as the quarterly reports. If any year-end report reveals that GRAIL underpaid Royalty in any prior quarter of such year, GRAIL will pay such amounts, together with interest thereon calculated pursuant to Section 4.5(b) below, concurrently with such report. If any year-end report reveals that GRAIL overpaid Royalty in any prior quarter of such year, GRAIL may credit such overpayment toward the Royalty owed for the fourth quarter. All such reports will be prepared consistently in accordance with GAAP, except to the extent otherwise expressly required by this Agreement. Together with each such report, GRAIL will include: (i) a letter from an authorized officer of GRAIL certifying that such report is accurate, complete, and has been prepared in accordance with GAAP (except to the extent otherwise expressly required by this Agreement); and (ii) a letter from GRAIL’s primary independent registered certified public accounting firm certifying the such report is accurate, complete, and has been prepared in accordance with GAAP (except to the extent otherwise expressly required by this Agreement).
(b)Payment of the Royalty will be made concurrently with each such report. All payments of Royalty will be paid in the United States Dollars, by wire transfer pursuant to the following instructions, or in such other method as Illumina may reasonably designate. GRAIL and its Operational Affiliates may not deduct or withhold any wire transfer fees, bank charges, or any other fees or charges incurred in connection with making such payment. All payments of Royalty are exclusive of and are payable without withholding or deduction for taxes, GST, VAT, customs duties, tariffs, or other similar charges. If GRAIL or its Operational Affiliate fails to make any payment of Royalty before the date it is due, interest will accrue on such payment on a daily basis from the date such payment was originally due at a rate equal to [***]% per month compounded monthly, or the maximum amount allowed by Law, if lower, until paid. GRAIL’s and its Operational Affiliates’ obligations to pay interest on late payments may not be construed to limit or restrict any other right or remedy which may be available to Illumina.

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4.6Illumina Audit Rights. GRAIL will keep accurate and correct records of its and its Operational Affiliates’ compliance with this Section 4. GRAIL will retain such records for at least three years following the end of the calendar year to which they pertain. All such records will be available no more than once per calendar year during normal business hours for inspection at the expense of Illumina by a qualified Third Party auditor selected by Illumina and reasonably acceptable to GRAIL for the sole purpose of verifying compliance with this Section 4. Such auditor may not disclose to Illumina any information other than information relating to GRAIL’s and its Operational Affiliates’ compliance with this Section 4. In the event that any such inspection shows an error that resulted in GRAIL underpaying Illumina, GRAIL will pay such amounts to Illumina plus interest pursuant to Section 4.4(b). If any such inspection shows an error that resulted in GRAIL overpaying Illumina, Illumina will refund such overpaid amounts to GRAIL. In the event that GRAIL underpaid Illumina by an amount that is (a) equal to or exceeding [***]% for any applicable annual period, and (b) more than $[***] in the aggregate, GRAIL will pay Illumina’s reasonable costs for such audit. Any amount due under this Section will be paid within 30 days after receipt of an invoice describing the amount.
4.7Additional Clarifications. For the avoidance of doubt: (a) GRAIL’s Royalty obligations are in partial consideration for the cumulative contributions of Illumina and its Affiliates to the success of GRAIL, as described in Section 4.1 above, and are not tied solely to any specific grant of Intellectual Property Rights, GRAIL’s use of Products, or any other individual factor; and (b) the obligations of GRAIL and its Operational Affiliates under this Section 4 will survive the termination or expiration of this Agreement.
5.COMPLIANCE
5.1Research Use Only. Except to the extent otherwise expressly set forth in the Terms and Conditions for certain in vitro diagnostic Products, the Products are labeled “For Research Use Only,” and GRAIL acknowledges that the Products have not been subjected to any conformity assessment or other regulatory review, or certified, approved, or cleared by any regulatory entity or conformity assessment body, whether foreign or domestic (including the FDA), or otherwise reviewed, cleared, or approved under any Law for any purpose, whether research, commercial, diagnostic, or otherwise.
5.2Compliance with Laws. GRAIL and its Operational Affiliates will comply with all Laws when using, maintaining, and disposing of Products and otherwise performing their business activities. Without limiting the generality of the preceding sentence, GRAIL and its Operational Affiliates will obtain and maintain all approvals, licenses, consents, authorizations, clearances, and CE marking (including self-certification when applicable) from applicable governmental and regulatory authorities that are necessary for GRAIL and its Operational Affiliates to use, maintain, and dispose of Products and otherwise operate their business.
6.EXCLUSIVITY
6.1Exclusivity. During the Exclusivity Period, except as provided in the following sentence, Illumina and its Affiliates will not purchase equity, warrants, options, convertible notes, or otherwise loan funds or invest in any Third Party that derives, or is reasonably expected to derive, a principal source of revenue from providing clinical testing services for Screening. “Screening” means cancer diagnostic screening of undiagnosed persons. Notwithstanding the foregoing: (a) Illumina will not be in breach of this Section 6.1 by virtue of having purchased equity, warrants, options, or convertible notes, directly or indirectly through an Affiliate, in any Third Party prior to the Effective Date; and (b) Illumina and its Affiliates may purchase equity, warrants, options, or convertible notes in any Third Party in which Illumina or its Affiliate holds equity as of the Effective Date, in amounts no greater than what would be necessary to maintain Illumina’s or such Affiliate’s ownership position (on as as- converted basis, if applicable) in such Third Party.
6.2Exclusivity Period. The “Exclusivity Period” means the [***] period commencing on the Effective Date; provided, however, that such period will be an extended for up to [***] (to expire on the

[***] of the Effective Date) if: (a) GRAIL and its Operational Affiliates have paid at least $[***] cumulatively to Illumina and its Affiliates for GRAIL’s and its Operational Affiliates’ purchase of Products from Illumina under this Agreement as of the [***] of the Effective Date; and (b) GRAIL and its Operational Affiliates have exclusively purchased and utilized Illumina sequencing instrument Products (including with respect to any sequencing services performed by, for, or on behalf of GRAIL or its Operational Affiliate) at all times prior to the [***] of the Effective Date, and continue to exclusively utilize Illumina sequencing instrument Products at all times prior to the [***] of the Effective Date. GRAIL will promptly provide Illumina with Notice if at any time GRAIL or its Operational Affiliate purchases, acquires, or otherwise utilizes any sequencing instrument other than an Illumina sequencing instrument Product (including with respect to any sequencing services performed by, for, or on behalf of GRAIL or its Operational Affiliate).
7.ASSIGNMENT OF MSK AGREEMENT, K2 ASSAY, DATA, AND COLLABORATIVE EFFORTS
7.1Assignment of MSK Agreement. Concurrently with the execution of this Agreement, Illumina and GRAIL (together with Memorial Sloan Kettering Cancer Center) have executed the Assignment and Assumption Agreement attached as Exhibit B (the “Assignment and Assumption Agreement”), in order for Illumina to assign its rights and obligations under the MSK Agreement to GRAIL. A material breach of the Assignment and Assumption Agreement will constitute a breach of this Agreement, subject to the notice and cure provisions set forth herein.
7.2K2 Assay.
(a)Under the Original Agreement, the Parties engaged in certain Joint Development Activities (as that term is defined in the Original Agreement) with respect to the development of an assay that Illumina intended to commercialize as a liquid biopsy assay. Illumina hereby releases GRAIL from any obligation to continue such Joint Development Activities. Within 30 days of the Effective Date, GRAIL will provide Illumina with a complete and accurate written disclosure of all results of the Joint Development Activities.
(b)In lieu of the Joint Development Activities, GRAIL will complete the development of a modified version of such assay (the “K2 Assay”), and deliver the K2 assay to Illumina, pursuant to and in accordance with the Development Plan attached as Exhibit C on the timelines set forth in such Development Plan. GRAIL’s activities related to such development are referred to in this Agreement as the “K2 Development Activities.”
(c)GRAIL will retain ownership of any Intellectual Property Rights it generates in the performance of the K2 Development Activities, and in any GRAIL Intellectual Property Rights incorporated into, embodied by, or used in the development of the K2 Assay (collectively, the “K2 Development IP”). GRAIL hereby grants and agrees to grant (immediately upon generation) to Illumina and its Affiliates an irrevocable, perpetual, worldwide, fully paid-up and royalty-free, non-exclusive, sub-licensable (except as set forth below), license, under all K2 Development IP to reproduce, display, publish, prepare derivative works of, distribute, make, have made, use (including to perform services), sell, offer to sell, import, and otherwise market, promote, commercialize and exploit products and services incorporating, embodying, or made or performed using, any K2 Development IP, or which would otherwise, in the absence of this license, infringe upon any K2 Development IP. GRAIL represents, warrants, and covenants that it has taken, and will continue to take, all actions necessary to cause each Representative who participates in generating any K2 Development IP to completely and irrevocably assign to GRAIL any and all rights that Representative has or may have in or to any K2 Development IP. During the Exclusivity Period, Illumina may not sub-license K2 Development IP to any Third Party in the field of Screening. For clarity, the Sale of a product or Service (including to a distributor or other reseller), and the grant of rights to purchasers and end-users of such product or Service (including the exhaustion of K2 Development IP upon such Sale), will not be considered a sub-license for the purposes of the foregoing restriction.
(d)GRAIL acknowledges and agrees that its breach of its obligations set forth in Section 7.2 will cause significant delays in Illumina’s internal product development and validation efforts.

As such, if GRAIL fails to deliver the K2 Assay deliverables required by this Section 7.2 complete in all material respects on or before [***], and if Illumina provides Notice of such breach within 30 days of [***] and GRAIL fails to cure such breach within 30 days of Illumina providing Notice of such breach, Illumina will invoice GRAIL the amount of $[***], and GRAIL will pay such invoice within 30 days of receipt. Upon GRAIL’s payment of such amount, GRAIL will be released from performing the remaining development obligations set forth in Section 7.2. The Parties acknowledge and agree that payment pursuant to this Section 7.2(d) constitutes compensation, and is the sole and complete remedy and cure, for the breach of Section 7.2(b) and the harm caused to Illumina, and not a penalty. The Parties acknowledge and agree that the harm caused to Illumina from such breach would be impossible or very difficult to accurately estimate as of the Effective Date, and that this amount is a reasonable estimate of the anticipated or actual harm that might arise from such a breach.
7.3GRAIL to Provide Data.
(a)GRAIL will provide Illumina and its Affiliates with access to the following information and data collected or generated from GRAIL’s or its Operational Affiliate’s sequencing and analysis of fully-characterized (with phenotypic, demographic, and clinical information) plasma and tumor samples from 2,000 metastatic (e.g. Stage 3 or 4) cancer patients in the Circulating Cell-Free Genome Atlas Study (CCGA) (or any iteration, successor, or replacement of such study): [***]. GRAIL will provide such information and data on a rolling basis, within four (4) weeks of generating each set of merged plasma and tumor sequencing results]. The Parties will in good faith determine the mechanism for providing Illumina with prompt access to such information and data, with the goal of providing prompt and complete access in an efficient and practical manner. GRAIL anticipates that the first set of such data will be produced in the second [***], but GRAIL shall deliver data from at least [***] of these plasma samples and the corresponding available tumor data for these samples by [***]. GRAIL shall deliver data from the full 2,000 plasma samples and the corresponding available tumor data for these samples by the end of [***].
(b)GRAIL, on behalf of itself and its Operational Affiliates, hereby grants and agrees to grant (immediately upon generation) to Illumina and its Affiliates an irrevocable, worldwide, fully paid-up and royalty-free, non-exclusive, license, without right to sublicense, to reproduce, display, prepare derivative works of, and use such data obtained under clause (a) above solely for the purpose of internally validating the K2 Assay (and iterations and derivatives of the K2 Assay) and publication of the K2 Assay validation. Except as set forth in (c) below, the foregoing license shall terminate upon, and Illumina will only retain such data until, the date that is 6 months following the delivery of such data and information from the 2,000th patient, after which Illumina shall destroy such data and all copies thereof; provided that Illumina may: (i) retain one copy of such information and data solely for the purpose of supporting publications made by Illumina pursuant to this Section; and (ii) retain summaries, aggregations, or derivatives of such information and data prepared by or for Illumina.
(c)Illumina and its Affiliates may not resell, package, or otherwise share (other than disclosures authorized by Section 9.2) the information or data with any Third Party. Notwithstanding the foregoing restriction, Illumina and its Affiliates may publish summaries, aggregations, or derivatives of such information and data in publications intended to demonstrate validation of the K2 Assay and iterations and derivatives of the K2 Assay, and such publications may be made after the 6 month deadline specified in (b) above after providing the CCGA publication review committee a reasonable opportunity to review and comment, to the extent required by the governing documents of the CCGA as of the Effective Date.
(d)GRAIL will ensure that: (i) such information and data, and the samples from which they were collected or generated, will have been obtained under informed subject consent and with approval of all applicable Institutional Review Boards and other research oversight committees for use consistent with the rights granted to Illumina and its Affiliates in this Section 7.3; (ii) GRAIL has the right to provide the information and data to Illumina for use in accordance with this Section 7.3; and (iii) all information and data will have been de-identified and anonymized, and will not contain, or be transmitted with, personally identifiable subject information.
(e)GRAIL acknowledges and agrees that its breach of its obligations set forth in Section 7.3 will cause significant delays in Illumina’s internal product development and validation efforts. As such, if GRAIL fails to deliver all information and data required by this Section 7.3 from at least [***] patients on or before [***], or all information and data required by this Section 7.3 from 2,000 patients on or before [***], and if Illumina provides Notice of such breach within 30 days of the applicable deadline, and GRAIL fails to cure such breach within 30 days of Illumina providing Notice of such breach, Illumina will invoice GRAIL the amount of $[***] per sample from which information and data was not delivered and GRAIL will pay such invoice within 30 days of receipt. Upon GRAIL’s payment of such amount, GRAIL will be released from performing the remaining data transfer obligations set forth in Section 7.3. The Parties acknowledge and agree that such payment constitutes compensation, and is the sole and complete remedy and cure, for the breach of Section 7.3(a) and for the harm caused to Illumina, and not a penalty. The Parties acknowledge and agree that the harm caused to Illumina from such breach would be impossible or very difficult to accurately estimate as of the Effective Date, and that this amount is a reasonable estimate of the anticipated or actual harm that might arise from such a breach.
7.4Plasma Samples.
(a)GRAIL will collaborate with Illumina in good faith, using its best efforts, to secure 1,000 fully-characterized (with phenotypic, demographic, and clinical information) plasma samples (up to two Streck tubes per sample) from metastatic (e.g. Stage 3 or 4) cancer patients. For clarity, these samples cannot be provided by the CCGA program. There are two options for sourcing: the samples may be sourced from a new GRAIL program (“Option A”), or from a Third Party (“Option B”). As a collaborator under Option A, GRAIL will provide support for clinical protocol development, sample and clinical operations, identification of clinical trial sites, IRB approval, biobanking, and subject enrollment. In this model, GRAIL would deliver a draft clinical study protocol and informed consent form (ICF) to support the 1,000 patient study deliverable within three (3) months of Illumina’s request, with such request to occur no later than [***]. Alternatively under Option B, GRAIL may define a vendor-based program for sample acquisition to be implemented by Illumina. GRAIL and Illumina will equally share any incremental costs of acquiring such samples. Illumina will ultimately determine if the Parties proceed under Option A or Option B.
(b)If any of such samples come from Option A, Illumina may only use such samples internally for purposes of validating the K2 Assay (and iterations and derivatives of the K2 Assay), and Illumina and its Affiliates may not resell, package, or otherwise share (other than disclosures authorized by Section 9.2) the samples or data generated from such samples with any Third Party. Illumina will only retain data obtained from the samples until the date that is 6 months following the delivery of the samples for the [***] patient, after which Illumina shall destroy such data and all copies thereof; provided that Illumina may: (i) retain one copy of such information and data solely for the purpose of supporting publications made by Illumina pursuant to this Section; and (ii) retain summaries, aggregations, or derivatives of such information and data prepared by or for Illumina. Notwithstanding the foregoing restrictions, Illumina and its Affiliates may publish summaries, aggregations, or derivatives of such data in publications intended to demonstrate validation of the K2 Assay and iterations and derivatives of the K2 Assay, and such publications may be made after the 6 month deadline specified in (b) above.
(c)If any of such samples come from Option B, Illumina and its Affiliates may use such samples and data generated from such samples for any purpose (subject to restrictions imposed by such Third Parties), and Illumina will provide GRAIL with: [***]. The Parties will in good faith determine the mechanism for providing GRAIL with prompt access to such information and data, with the goal of providing prompt and complete access in an efficient and practical manner. Illumina, on behalf of itself and its Affiliates, hereby grants and agrees to grant (immediately upon generation) to GRAIL and its Operational Affiliates an irrevocable, worldwide, fully paid-up and royalty-free, non-exclusive, license, without right to sublicense, to reproduce, display, prepare derivative works of, and use such data internally for the purpose of validating GRAIL’s circulating tumor DNA cancer Screening assays, until the date that is 6 months following the delivery of the information and data for the [***] patient . GRAIL and its Operational Affiliates may not resell, package, or otherwise share (other than disclosures authorized by Section 9.2) the information or data with any Third Party. GRAIL will only retain data obtained from the samples until the date that is 6 months following the delivery of the information and data for the [***] patient, after which GRAIL shall destroy such data and all copies thereof; provided that GRAIL may: (i) retain one copy of such information and data solely for the purpose of supporting publications made by GRAIL pursuant to this Section; and (ii) retain summaries, aggregations, or derivatives of such information and data prepared by or for GRAIL. Notwithstanding the foregoing restrictions, GRAIL and its Operational Affiliates may publish summaries, aggregations, or derivatives of such information and data in publications intended to demonstrate validation of GRAIL’s circulating tumor DNA cancer Screening assays, and such publications may be made after the 6 month deadline specified above.
(d)In sourcing such samples, the Parties will ensure that: (i) such samples will have been obtained under informed subject consent and with approval of all applicable Institutional Review Boards and other research oversight committees for use consistent with the rights granted in this Section 7.4 to Illumina and its Affiliates, and to the extent set forth in Section 7.4(c), GRAIL and its Operational Affiliates; (ii) Illumina has the right to provide the information and data described in Section 7.4(c), to the extent set forth in Section 7.4(c), to GRAIL for use in accordance with Section 7.4(c). Additionally, Illumina will ensure that any information and data transferred to GRAIL pursuant to Section 7.4(c) will have been de-identified and anonymized, and will not contain, or be transmitted with, personally identifiable subject information.
(e)GRAIL acknowledges and agrees that its failure to secure all samples required by this Section 7.4 will cause significant delays in Illumina’s internal product development and validation efforts. As such, if GRAIL fails to secure 1,000 samples on or before [***], and if Illumina provides Notice of such breach within 30 days of [***] and GRAIL fails to secure such samples within 30 days of Illumina providing Notice of such failure, Illumina will invoice GRAIL the amount of $[***] per sample which was not delivered and GRAIL will pay such invoice within 30 days of receipt. Upon GRAIL’s payment of such amount, GRAIL will be released from performing the remaining sample sourcing obligations set forth in Section 7.4. The Parties acknowledge and agree that such payment constitutes compensation, and is the sole and complete remedy and cure, for the breach of Section 7.4(a) and for the harm caused to Illumina, and not a penalty. The Parties acknowledge and agree that the harm caused to Illumina from such breach would be impossible or very difficult to accurately estimate as of the Effective Date, and that this amount is a reasonable estimate of the anticipated or actual harm that might arise from such a breach.
7.5Library Prep Collaboration.
(a)The Parties will collaborate in good faith, using commercially reasonable efforts, to improve both Parties’ ctDNA library preparation methods, until the earlier of: (i) 18 months after the Effective Date; or (ii) the date Illumina or GRAIL demonstrates [***], using such methods, and enables the other Party to reproducibly achieve [***]. The Parties intend that such collaboration will at a minimum involve the periodic transfer of know-how concerning such library preparation methods.
(b)“Collaboration IP” means Intellectual Property Rights generated by or on behalf of one or both Parties in the performance of the collaboration described in this Section 7.5. Any and all Collaboration IP generated: (i) solely by or on behalf of Illumina will be solely owned by Illumina; (ii) solely by or on behalf of GRAIL will be solely owned by GRAIL; and (iii) jointly by at least one person or entity acting for or on behalf of Illumina and at least one person or entity acting for or on behalf of GRAIL will be jointly owned by the Parties (“Joint Collaboration IP”).
(c)Subject to the remainder of this Section 7.5, each Party has a joint and undivided interest in any and all Joint Collaboration IP, and each Party may use, license, and otherwise fully exploit Joint Collaboration IP in all fields of use throughout the world without the consent of, or any obligation to account to, the other Party; provided that, except with the prior written consent of the other Party, a Party may not license Joint Collaboration IP to any third party: (i) that has been identified as a potential infringer of Joint Collaboration IP in a written notice from the other Party; or (ii) against whom the other Party has in good faith initiated an enforcement action (which includes sending a cease and desist or demand letter) with respect to Joint Collaboration IP, provided that the other Party has delivered notice of such action to such Party. Any such purported license will be void and of no effect.
(d)All applications and registrations for Joint Collaboration IP will list both Parties as joint owners. The Parties may take such actions as they may mutually agree in good faith in writing from time to time, at their joint expense, to register, maintain, protect, and enforce Joint Collaboration IP, including filing and prosecuting patent applications for the Joint Collaboration IP, determining whether a particular item of Joint Collaboration IP should be protected by patent or as a joint trade secret, and taking any action in respect of any alleged or actual infringement of the Joint Collaboration IP. Neither Party will have any obligation to share in the expenses of patent prosecution activities unless otherwise agreed in writing; provided however, that a Party that does not pay its half of the expenses relating to patent prosecution activities for Joint Collaboration IP will not have the right to license (or otherwise grant a covenant not to sue or similar right under) such Joint Collaboration IP (but for clarity will have the ability to exhaust such Joint Collaboration IP upon the sale of products and services), and any such purported license (or covenant not to sue or similar right) which has been or is later granted will be void and of no effect. If a Party does not wish to take any such action, or does not respond to the other Party’s written request regarding such action within a reasonable period of time after receiving such request (in light of the exigency of the situation), and the requesting Party confirms that the request was received, the other Party may unilaterally take such action at its expense. Notwithstanding the foregoing, each Party agrees that it may be joined in any action that requires the joinder or agreement of all co-owners. If a Party is required to join an action and pays its share of costs and expenses of such action, then it will be entitled to a portion of any proceeds of the action equivalent to the portion of the total costs and expenses it contributed. If a Party is required to join an action but does not pay its share of the costs and expenses of such action, including an action to enforce Joint Collaboration IP against a third party, the proceeds of such action (if any) will inure solely to the Party taking and paying for such action.
(e)Neither Party may take any action (or fail to take any action) that is likely to impair the validity or enforceability of Joint Collaboration IP without the prior written consent of the other Party. Without limiting the generality of the preceding sentence: (i) each Party will maintain information agreed by the Parties in writing to be joint trade secrets as both Parties’ Confidential Information, provided however that this restriction will not prevent a Party from selling or otherwise transferring materials embodying a joint trade secret (without disclosing the trade secret) to any Third Party; and (ii) in disclosing a joint trade secret in accordance with the restrictions set forth in subsection (i), a Party may disclose the joint trade secret only pursuant to a written, enforceable, confidentiality agreement having restrictions against further disclosure at least as stringent as those set forth in this Agreement and providing that the recipient of the disclosure may use the joint trade secret only for the limited purpose described in the agreement.
(f)Each Party will reasonably cooperate with the other Party in registering, maintaining, protecting, and enforcing Joint Collaboration IP, and will take such actions and execute such documents as the other Party may reasonably request in connection therewith.
(g)Each Party hereby grants and agrees to grant (immediately upon generation) to the other Party and its Affiliates (in the case of Illumina as the licensee) or Operational Affiliates (in the case of GRAIL as the licensee) an irrevocable, perpetual, worldwide, fully paid-up and royalty-free, non-exclusive, non sub-licensable, license, under all of the granting Party’s Collaboration IP, to practice such improved library preparation methods (and derivatives and iterations thereof) and otherwise market, promote, commercialize and exploit products and services incorporating, embodying, or made or performed using, any such Collaboration IP. Each Party represents, warrants, and covenants that it has taken, and will continue to take, all actions necessary to cause each Representative who participates in the collaboration contemplated by this Section to completely and irrevocably assign to such Party any and all rights that Representative has or may have in or to any Collaboration IP. For clarity, the Sale of a product or Service (including to a distributor or other reseller), and the grant of rights to purchasers and end-users of such product or Service (including the exhaustion of Collaboration IP upon such Sale), will not be considered a sub-license for the purposes of the foregoing restriction.
8.INTELLECTUAL PROPERTY
8.1Illumina Know-How.
(a)Illumina has disclosed to GRAIL certain protocols, methods, algorithms, software and software code (including software and software code relating to informatics pipelines), know-how, and other Illumina Technology, including information concerning: (i) [***]; (ii) the Joint Development Activities (as defined in the Original Agreement) undertaken pursuant to the Original Agreement; and (iii) the collaboration with the Memorial Sloan Kettering Cancer Center under the MSK Agreement. All such information is referred to in this Agreement collectively as the “Illumina Know-How.” All such information was disclosed by Illumina to GRAIL pursuant to the side letter agreement entered into between the Parties dated April 19, 2016, which side letter agreement was incorporated into the Original Agreement. For clarity, from and after the Effective Date, this Agreement amends, restates, and replaces such side letter agreement in its entirety.
(b)Subject to, and contingent upon GRAIL’s and its Operational Affiliates’ continued compliance with, the terms and conditions of this Agreement and the applicable Terms and Conditions, in addition to the rights under Illumina Intellectual Property Rights expressly granted pursuant to the applicable Terms and Conditions, GRAIL’s purchase of Products under this Agreement confers upon GRAIL and its Operational Affiliates the personal, non-transferable, non-exclusive, right to use the Illumina Know-How (except as set forth in Section 8.6) (i) in the provision of Services, including without limitation, Oncology Services, and (ii) internally in connection with the use of such Products during the Term. Any purported assignment, transfer, grant, or other conveyance of any of the rights granted in this Section 8.1(b) (or any portion of such rights) is prohibited and will be null, void, and of no effect. GRAIL acknowledges and agrees that the foregoing limited right to use Illumina Know-How granted to GRAIL and its Operational Affiliate pursuant to this Section 8.1 does not include: (i) the right or license to practice under any patent of Illumina or any of its Affiliates, even if such patent concerns or relates to information otherwise included in Illumina Know-How; or (ii) the right or license to make, have made, use, sell, import, or otherwise exploit any products incorporating, embodying, or manufactured using, any Illumina Know-How.
(c)The Illumina Know-How constitutes proprietary and highly confidential Illumina Confidential Information (whether or not marked confidential), and Illumina’s rights in Illumina Know-How constitute Illumina Intellectual Property Rights. Without limiting the foregoing, except as expressly authorized pursuant to Section 9.2 or if the information falls within a confidentiality exception pursuant to Section 1.8(a) – (e), GRAIL and its Operational Affiliates may not disclose Illumina Know-How to any Third Party (including any of GRAIL’s and its Operational Affiliates’ collaborators) without Illumina’s prior written consent. GRAIL acknowledges and agrees that no Affiliate of GRAIL that is not an Operational Affiliate has a need to know any Illumina Know-How. GRAIL will promptly notify Illumina upon discovery of any unauthorized disclosure or use of Illumina Know-How, and GRAIL and its Operational Affiliates will cooperate with Illumina and take such actions as Illumina may reasonably request to mitigate the effects of any such disclosure or use.
(d)While Illumina has endeavored not to disclose any Third Party confidential information with the Illumina Know-How, in the event that Illumina notifies GRAIL that Third Party confidential information was inadvertently disclosed to GRAIL, GRAIL will promptly destroy all copies and embodiments of such information and provide written confirmation of such destruction to Illumina; provided that if the confidential information is used by GRAIL in performance of a Service, GRAIL may first seek to obtain the rights necessary to retain the confidential information for use in performance of such Service.

(e)TO THE FULLEST EXTENT PERMITTED BY LAW, THE ILLUMINA KNOW-HOW IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND ILLUMINA MAKES NO (AND DISCLAIMS ALL) WARRANTIES (EXPRESS, IMPLIED, OR STATUTORY) WITH RESPECT TO THE ILLUMINA KNOW-HOW, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, AVAILABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.
8.2Improvements.
(a)“Improvements” means:
(i)all improvements, enhancements, modifications, or derivatives of or to any Illumina Technology (including the Illumina Know-How) that were generated by or on behalf of GRAIL during the period of time commencing on the Original Effective Date and ending on the Effective Date, and all Intellectual Property Rights embodied therein or related thereto, but excluding any of the foregoing that is also Development IP; or
(ii)all improvements, enhancements, modifications, or derivatives of or to: (i) any Product Sold to GRAIL or its Operational Affiliate under the Original Agreement or this Agreement, or any component or aspect of any such Product; (ii) any Illumina Know-How; or (iii) any other Illumina Technology disclosed or made available to GRAIL in furtherance of the Joint Development Activities (under the Original Agreement), the K2 Development Activities, the library preparation collaboration contemplated by Section 7.5, or otherwise under the Original Agreement or this Agreement; in each case that are generated by or on behalf of GRAIL or its Operational Affiliates after the Effective Date, and all Intellectual Property Rights embodied therein or related thereto.
(b)GRAIL, on behalf of itself and its Operational Affiliates, hereby grants and agrees to grant (immediately upon generation) to Illumina and its Affiliates an irrevocable, perpetual, worldwide, fully paid-up and royalty-free, non-exclusive, sub-licensable (except as set forth below), license, under all Improvements to reproduce, display, publish, prepare derivative works of, distribute, make, have made, use (including to perform services), sell, offer to sell, import, and otherwise market, promote, commercialize and exploit products and services incorporating, embodying, or made or performed using, any of the Improvements, or which would otherwise, in the absence of this license, infringe upon any of the Improvements. GRAIL represents, warrants, and covenants that it has taken, and will continue to take, all actions necessary to cause each Representative who participates in generating any Improvements to completely and irrevocably assign to GRAIL or its Operational Affiliate any and all rights that Representative has or may have in or to any Improvements. During the Exclusivity Period, Illumina may not sub-license Improvements to any Third Party in the field of Screening. For clarity, the Sale of a product or Service (including to a distributor or other reseller), and the grant of rights to purchasers and end-users of such product or Service (including the exhaustion of Improvements upon such Sale), will not be considered a sub-license for the purposes of the foregoing restriction.
(c)From time to time, upon Illumina’s request (which request may be made no more than once per quarter), GRAIL will provide written disclosures of information concerning the following categories of Improvements to the extent reasonably necessary to enable Illumina to practice such Improvements: (i) Improvements to [***] and components thereof; and (ii) Improvements to ctDNA library preparation methods (to the extent not addressed in the collaboration described in Section 7.5). Similarly, upon Illumina’s request (which request may be made no more than once per quarter), GRAIL will make the necessary personnel available (during normal business hours) for a reasonable level of face to face demonstration and explanation of such Improvements to the extent reasonably necessary to enable Illumina to practice such Improvements.
8.3Illumina’s Sub-License Option.
(a)“Option IP” means any Third Party Intellectual Property Rights licensed to GRAIL or any of its Operational Affiliates prior to the Effective Date pursuant to one or more license agreements

(the “GRAIL In-Licenses”), including: (i) [***]; and (ii) [***]; but excluding any retail or open-source software licenses.
(b)GRAIL hereby grants to Illumina and its Affiliates an option to receive a non-exclusive sub-license under all rights GRAIL has or may have in any Option IP (the “Option”). Illumina may exercise its Option as to any or all Option IP by providing written notice of exercise to GRAIL within one year of the Effective Date (the “Option Period”). The Option may be exercised multiple times during the Option Period as to different Option IP.
(c)Any sub-license granted upon exercise of the Option will, subject to the terms of this Section 8.3, be on the most favorable terms permitted by the applicable GRAIL In-License. Without limiting the generality of the foregoing: (i) if the applicable GRAIL In-License requires that GRAIL’s sub-licensees pay royalties, Illumina and its Affiliates will not be required to pay any royalty rate greater than that which GRAIL is required to pay upon sale of equivalent licensed products under the GRAIL In-License; and (ii) all terms of any such sub-license will be commercially reasonable, will be negotiated in good faith, and will be at least as favorable to Illumina as the corresponding terms set forth in the applicable GRAIL In-License are favorable to GRAIL. Unless otherwise requested by Illumina, any such sublicense will extend to all fields in which GRAIL has received rights, but excluding Screening during the Exclusivity Period, and will extend to all of Illumina’s Affiliates. During the Option Period GRAIL may not amend any GRAIL In-License in any way that would alter the right for GRAIL to grant any sub-license or that would alter any of the rights or other terms that may be extended to Illumina and its Affiliates.
(d)Within ten days of Illumina’s request, GRAIL will provide Illumina with un-redacted copies of the GRAIL In-Licenses, and copies of all patents and patent applications covered by such licenses. GRAIL will provide such additional information concerning the GRAIL In-Licenses and Option IP as Illumina may reasonably request from time to time to enable Illumina and its Affiliates to assess the value of the GRAIL In-Licenses and Option IP and receive the full benefit of the Option. GRAIL will be solely responsible for ensuring that it has the right to provide Illumina with all documents and information required by this Section.
(e)GRAIL may not grant any license, sub-license, or other right inconsistent with the Option or which would render the Option ineffective with respect to any Option IP, and any such purported license, sub-license, or other right will be void and of no effect. The Option encumbers the GRAIL In-Licenses and GRAIL’s interests in the Option IP, and will be binding on any assignee or other successor in interest of all or any part of the GRAIL In-Licenses or GRAIL’s interests in the Option IP, whether or not such successor or assignee has notice of the Option.
8.4IP Generated by GRAIL under the Original Agreement.
(a)Within 30 days of the Effective Date, GRAIL will provide Illumina with a complete and accurate written disclosure of all Intellectual Property Rights generated by or on behalf of GRAIL prior to the Effective Date, including complete and un-redacted copies of: (i) all patent applications filed or prepared (in any state of completion) prior to the Effective Date; (ii) all invention disclosure documents; and (iii) summary of all trade secret assets constituting Improvements to Illumina Technology generated by or on behalf of GRAIL prior to the Effective Date. Subject to the limitations set forth in Section 1.8, such information is GRAIL Confidential Information (whether or not marked confidential).
(b)GRAIL represents and warrants that no Study IP or Aggregated Patient Data (as those terms are defined in the Original Agreement) was generated by or on behalf of GRAIL under the Original Agreement.
(c)“Development IP” means all Intellectual Property Rights that were generated by or on behalf of GRAIL in the performance of the Joint Development Activities under the Original Agreement. As provided in the Original Agreement, all Development IP will be owned solely by Illumina. GRAIL hereby, on its own behalf and on behalf of its Representatives, completely and irrevocably assigns and agrees to assign (immediately upon generation) to Illumina all right, title, and interest that GRAIL and each of its Representatives has or may have in or to any Development IP. GRAIL represents, warrants, and covenants that it has taken, and will continue to take, all actions necessary to cause each Representative who participated in any Joint Development Activities to completely and irrevocably assign to GRAIL (for assignment to Illumina pursuant to this Section) any and all rights that Representative has or may have in or to any Development IP. GRAIL will assist Illumina in every reasonable way, both during and after the Term, to document, register, obtain, maintain, protect, and enforce the Development IP. Illumina will reimburse GRAIL for all reasonable costs actually incurred by GRAIL in connection with such activities performed at Illumina’s request. All Development IP is Illumina Confidential Information. Subject to, and contingent upon GRAIL’s and its Operational Affiliates’ continued compliance with, the terms and conditions of this Agreement and the applicable Terms and Conditions, in addition to the rights under Illumina Intellectual Property Rights expressly granted pursuant to the applicable Terms and Conditions, GRAIL’s purchase of Products under this Agreement confers upon GRAIL and its Operational Affiliates the personal, non-transferable, non-exclusive, right to use the Development IP internally in connection with the use of such Products during the Term. Any purported assignment, transfer, grant, or other conveyance of any of the rights granted in this Section 8.4(c) (or any portion of such rights) is prohibited and will be null, void, and of no effect.
8.5License to Commercialize Results of Development Activities. Under the Original Agreement, the Parties engaged in certain Joint Development Activities. If Illumina so requests, GRAIL and its Affiliates will grant Illumina and its Affiliates a non-exclusive, royalty-bearing, license on commercially reasonable terms (which the Parties agree to negotiate in good faith), under any GRAIL Intellectual Property Rights, to reproduce, display, publish, prepare derivative works of, distribute, make, have made, use, sell, offer for sale, import, and otherwise commercialize and exploit the results of, and deliverables delivered pursuant to, the Joint Development Activities (including the assay that was being developed pursuant to such activities, commonly referred to by the Parties as the [***] assay) and the K2 Development Activities (including the K2 Assay) and related collaboration pursuant to Section 7.5, or any component of such results or deliverables, and any and all improvements, enhancements, modifications, derivatives, and iterations of or to any such results or deliverables or any component thereof.
8.6[***]. Notwithstanding anything to the contrary in this Agreement or any Terms and Conditions: (a) neither GRAIL nor any of its Operational Affiliates will receive any rights under any Intellectual Property Rights owned by or licensed to [***] on or prior to the Effective Date, or any improvements, enhancements, modifications, or derivatives of or to such Intellectual Property Rights, or any Technology incorporating, embodying, or relating to such Intellectual Property Rights; and (b) neither GRAIL nor any of its Operational Affiliates may use, practice, or otherwise exploit any of such Technology or Intellectual Property Rights that was included in the Illumina Know-How, or was derived from GRAIL’s access to such Illumina Know-How.
8.7All Rights Reserved.
(a)No Illumina Intellectual Property Rights are assigned or otherwise transferred to GRAIL or its Affiliates under this Agreement. Except as expressly stated in Sections 7 and 8, no license, sublicense, or other right under any Illumina Intellectual Property Rights is granted, expressly, by implication, estoppel, or otherwise, under this Agreement. Except as expressly stated in this Section 8, no GRAIL Intellectual Property Rights are assigned or otherwise transferred to Illumina under this Agreement. Except as expressly stated in Sections 7 and 8, no license, sublicense, or other right under any GRAIL Intellectual Property Rights is granted, expressly, by implication, estoppel, or otherwise, under this Agreement.
(b)The rights under Illumina Intellectual Property Rights conferred to GRAIL and its Operational Affiliates under this Agreement are limited to those use rights expressly conferred in Sections 7 and 8 and the applicable Terms and Conditions upon purchase of each unit of Products under this Agreement, and GRAIL agrees that any use of Products or Illumina Intellectual Property Rights outside the scope of such rights is a prohibited and unauthorized use. Illumina, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all (and does not waive any) rights to enforce

Illumina Intellectual Property Rights and bring suit or proceedings against any person or entity, including GRAIL (and its Affiliates, and their respective successors, and assigns), with respect to any or all prohibited or unauthorized uses of Product or Illumina Intellectual Property Rights. GRAIL agrees that actual knowledge by Illumina, Illumina’s Affiliates, or their respective Representatives that GRAIL or its Affiliate is using Product or Illumina Intellectual Property Rights in any prohibited or unauthorized manner does not: (i) waive or otherwise limit any rights under this Agreement or at Law that Illumina, Illumina’s Affiliates, or their respective successors and assigns, have to address the prohibited or unauthorized use; or (ii) grant GRAIL or its Affiliate a license or other right under any Illumina Intellectual Property Right, whether expressly by implication, estoppel, or otherwise. Illumina agrees that any use of the GRAIL Intellectual Property Rights except to the extent specifically authorized in this Agreement is a prohibited and unauthorized use. No implied rights under GRAIL Intellectual Property Rights are granted to Illumina pursuant to this Agreement. GRAIL, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all (and does not waive any) rights to enforce GRAIL Intellectual Property Rights and bring suit or proceedings against any person or entity, including Illumina (and its Affiliates, and their respective successors, and assigns), with respect to any or all prohibited or unauthorized uses of GRAIL Intellectual Property Rights. Illumina agrees that actual knowledge by GRAIL, GRAIL’s Affiliates, or their respective Representatives that Illumina or its Affiliate is using GRAIL Intellectual Property Rights in any prohibited or unauthorized manner does not: (A) waive or otherwise limit any rights under this Agreement or at Law that GRAIL, GRAIL’s Affiliates, or their respective successors and assigns, have to address the prohibited or unauthorized use; or (B) grant Illumina or its Affiliate a license or other right under any GRAIL Intellectual Property Right, whether expressly by implication, estoppel, or otherwise.
(c)GRAIL and its Operational Affiliates are solely responsible for determining whether GRAIL and its Operational Affiliates have all Intellectual Property Rights that are necessary for GRAIL’s and its Operational Affiliates’ intended uses of the Product, including any rights from Third Parties or any additional rights from Illumina or Illumina’s Affiliates that are not expressly granted in this Agreement or in the applicable Terms and Conditions upon the purchase of Product (collectively “Other IP”). Illumina makes no representation, warranty, or guarantee that GRAIL’s or any of its Operational Affiliates’ specific intended uses will not infringe Other IP, and expressly disclaims and excludes any such representation, warranty, or guarantee, and any statement or implication otherwise, to the maximum extent permitted by Law. GRAIL’s and its Operational Affiliates’ intended use of the Products may require that they obtain a license or other rights in, to, or under Other IP to use Products without infringement or misuse of such Other IP. It is GRAIL’s and its Operational Affiliates’ responsibility to ensure that they have or obtain rights to all Third Party Intellectual Property Rights that are required for GRAIL and its Operational Affiliates to use the Products without infringement or misuse of such Third Party Intellectual Property Rights. Notwithstanding anything in this Agreement to the contrary, GRAIL and its Operational Affiliates assume all risks associated with not obtaining any required rights to Other IP.
9.CONFIDENTIAL INFORMATION
9.1Disclosure and Use Restriction.
(a)Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Receiving Party will keep confidential and may not publish or otherwise disclose or transfer the Disclosing Party’s Confidential Information to any Third Party.
(b)The Receiving Party may disclose the Disclosing Party’s Confidential Information only to its Advisors and Representatives who are bound by written confidentiality and non-use restrictions at least as restrictive as those set forth in this Agreement and who have a specific need to know in order for the Receiving Party to be able to perform its obligations and exercise its express rights under this Agreement, and only to the extent necessary for such purpose. Each Party will be responsible for any conduct by its respective Advisors and Representatives that constitutes a breach of this Section 9 or that would be a breach of this Section 9 by such Party had such Party engaged in such conduct itself. Such conduct will be deemed and is a breach of this Agreement by such Party.

(c)The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than a reasonable standard of care) to ensure that it and its Advisors and Representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information.
(d)The confidentiality and non-use obligations in this Agreement with respect to the Disclosing Party’s Confidential Information will continue throughout the Term and for seven years thereafter; provided however that all of GRAIL’s and its Operational Affiliates’ obligations with respect to Illumina Know-How will continue indefinitely (subject to the limitations set forth in Section 1.8).
9.2Authorized Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that such disclosure is:
(a)made in response to a valid order of a court of competent jurisdiction or other governmental authority; provided, however, that the Receiving Party will, to the extent permitted by Law, give written notice to the Disclosing Party within five business days of receipt of such order and give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;
(b)otherwise required by Law; provided, that the Receiving Party: (i) promptly notifies the Disclosing Party of the specifics of such requirement (providing a copy of the Confidential Information to be disclosed) at least 30 days prior to the actual disclosure (or as soon as reasonably possible prior to the actual disclosure if such 30 day prior notice is impractical under the circumstances) or promptly after actual disclosure if prior disclosure is impractical under the circumstances; (ii) discloses only the minimal information necessary to satisfy such requirement; (iii) reasonably cooperates with the Disclosing Party to prevent or limit such disclosure; and (iv) provides the Disclosing Party with a copy of Confidential Information actually disclosed.
(c)made by the Receiving Party with the prior written consent of the Disclosing Party.
9.3Authorized Use. The Receiving Party may use the Disclosing Party’s Confidential Information solely to the extent necessary for the Receiving Party perform its obligations and exercise its express rights under this Agreement, and such use will be otherwise subject to all restrictions and limitations set forth in this Agreement.
9.4Agreement; Publicity. The Parties agree that the existence and terms of this Agreement are both Parties’ Confidential Information. Subject to Section 9.2 above, each Party must obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed pursuant to this Section 9.4. Notwithstanding the foregoing, GRAIL and Illumina may each disclose the terms of this Agreement to its actual or prospective investors or acquirers who are bound by written confidentiality and non-use restrictions at least as restrictive as those set forth in this Agreement and who are permitted to use such Confidential Information solely for the purpose of evaluating whether or not to invest in or acquire GRAIL or Illumina. Each Party will be responsible for any conduct by any such actual or prospective investor or acquirer to whom such Party disclosed any terms of this Agreement that constitutes a breach of this Section 9 or that would be a breach of this Agreement by such Party had such

Party engaged in such conduct itself. Such conduct will be deemed and is a breach of this Agreement by such Party. GRAIL will notify Illumina at least three days prior to disclosing any terms of this Agreement to an actual or prospective investor if GRAIL has reason to believe that such investor or acquirer is a customer of Illumina or a Competitor of Illumina.
9.5Post-Termination. Following expiration or termination of this Agreement for any reason, upon the request of the Disclosing Party, the Receiving Party will, at the Disclosing Party’s option: (a) return all materials containing the Disclosing Party’s Confidential Information to the Disclosing Party; or (b) destroy all materials containing the Disclosing Party’s Confidential Information and certify such destruction in writing to the Disclosing Party; provided that the Receiving Party will be authorized to retain one copy in its Legal Department for the purpose of determining any continuing obligation. Notwithstanding the foregoing, the Receiving Party will not be required to destroy or delete electronic copies (including emails) that have become embedded in its electronic storage systems through routine backup processes. Any Confidential Information so retained will continue to be held pursuant to all of the confidentiality, non-use, and other terms of this Agreement. Additionally, the Parties understand and agree that due to the nature of the relationship between the Parties, it may be impractical for the Parties to return or destroy each and every item of Confidential Information.
Accordingly, a Party will not be in breach of this Section 9.5 if it uses commercially reasonable efforts to return or destroy the other Party’s Confidential Information.
10.REPRESENTATIONS AND WARRANTIES
10.1General Warranties. Each Party represents and warrants that:
(a)Such Party is duly organized, validly existing, and in good standing under the laws of jurisdiction of domicile, and has all requisite power and authority to carry on its business as such business is now being conducted;
(b)This Agreement has been duly authorized, executed, and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by Law relating to bankruptcy, receivership, or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability; and
(c)Such Party has all necessary rights, powers, and authority to enter into this Agreement and to carry out its obligations hereunder.
10.2FOR CLARITY AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, ILLUMINA’S SOLE REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION AND DEFENSE OBLIGATIONS WITH RESPECT TO PRODUCTS PURCHASED BY GRAIL AND ITS OPERATIONAL AFFILIATES ARE CONTAINED EXCLUSIVELY IN THE APPLICABLE TERMS AND CONDITIONS.
10.3THE WARRANTIES IN SECTION 3.7, SECTION 5, SECTION 7, SECTION 8, THIS SECTION 10, AND IN THE TERMS AND CONDITIONS, ARE THE PARTIES’ EXCLUSIVE WARRANTIES WITH RESPECT TO THIS AGREEMENT, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE) ARE EXPLICITLY DISCLAIMED.
11.ALLOCATION OF RISKS
11.1GRAIL’s Indemnification Obligation. GRAIL will defend, indemnify, and hold harmless Illumina, its Affiliates, and their Representatives from and against any and all suits, claims, proceedings, and causes of action brought by any Third Party (“Claims”), and all associated damages, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”)

arising out of or resulting from: (a) GRAIL’s or its Affiliate’s gross negligence, willful misconduct, or failure to comply with Law, in each case in performing under this Agreement; (b) GRAIL’s breach of this Agreement (including any representation or warranty set forth in this Agreement); (c) GRAIL’s or its Affiliate’s performance of clinical testing services, or other commercialization of products or services; or (d) GRAIL’s or its Affiliate’s performance (or failure to perform) under the MSK Agreement; in each case except to the extent arising out of or resulting from: (x) Illumina’s or its Affiliate’s gross negligence, willful misconduct, or failure to comply with Law; or (y) Illumina’s breach of this Agreement (including any representation or warranty set forth in this Agreement).
11.2Illumina’s Indemnification Obligations. Illumina will defend, indemnify, and hold harmless GRAIL, its Operational Affiliates, and their Representatives from and against any and all Claims and Losses arising out of or resulting from: (a) Illumina’s or its Affiliate’s gross negligence, willful misconduct, or failure to comply with Law, in each case in performing under this Agreement; (b) Illumina’s performance (or failure to perform) under the MSK Agreement (excluding those obligations delegated to GRAIL) prior to January 7, 2016; or (c) Illumina’s breach of this Agreement (including any representation or warranty set forth in this Agreement); in each case except to the extent arising out of or resulting from: (x) GRAIL’s or its Affiliate’s gross negligence, willful misconduct, or failure to comply with Law; or (y) GRAIL’s breach of this Agreement (including any representation or warranty set forth in this Agreement).
11.3Indemnification Procedures. Each Party’s obligations under Sections 11.1 and 11.2 are conditioned on the Party seeking indemnification: (a) giving the indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperating with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of the Claim, including providing accurate and complete information requested by the indemnifying Party; and (c) permitting the indemnifying Party to solely control the defense and settlement of the Claim; provided, however, that the indemnifying Party may not settle the Claim, enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, without the indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed. Further, the indemnified Party will have the right to participate (but not control) and be represented in any suit or action by counsel of its selection at its own cost.
11.4Product-related Indemnification. Additionally, and without limiting the foregoing, each Party will defend, indemnify, and hold harmless the other for Claims relating to the purchase, manufacture, and use of Products purchased under this Agreement if and to the extent, and subject to all terms and conditions, provided in the Terms and Conditions and the Service Contracts.
11.5Insurance. GRAIL will obtain and maintain insurance coverage as follows: (a) a policy for liability (including professional and errors & omissions) in the amount of no less than $5,000,000 per occurrence; and (b) a separate policy for commercial general liability and insurance (including product liability insurance) in the amount of no less than $5,000,000, in the case of each of (a) and (b) to protect the Illumina indemnitees under the indemnification provided hereunder. Upon Illumina’s request, GRAIL will provide appropriate certificates of insurance. Such policies will provide a waiver of subrogation against Illumina and contain no cross-liability exclusion. GRAIL agrees that the Parties intend that GRAIL’s insurance coverage will be primary over any other potentially applicable insurance. GRAIL will maintain such insurance at all times during the Term and for a period of three years thereafter.
12.LIMITATIONS ON LIABILITIES
12.1EXCEPT AS STATED IN SECTION 12.3, AND EXCEPT WITH RESPECT TO LIABILITY ARISING FROM: (A) A PARTY’S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR 11.2, BUT ONLY WITH RESPECT TO DAMAGES ACTUALLY PAID OR TO BE PAID BY THE INDEMNIFIED PARTY TO THE THIRD PARTY CLAIMANT; OR (B) BREACH OF SECTION 9 (CONFIDENTIAL INFORMATION); BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY

LAW, IN NO EVENT WILL ILLUMINA OR ITS AFFILIATES BE LIABLE TO GRAIL OR ITS AFFILIATES, NOR WILL GRAIL OR ITS AFFILIATES BE LIABLE TO ILLUMINA OR ITS AFFILIATES, FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE SALE OF ANY PRODUCT TO GRAIL OR ITS OPERATIONAL AFFILIATE OR THE USE OF ANY PRODUCT BY GRAIL OR ITS OPERATIONAL AFFILIATE, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY, OR OTHERWISE).
12.2EXCEPT AS STATED IN SECTION 12.3, AND EXCEPT TO THE EXTENT ARISING FROM: (A) GRAIL’S OR ITS OPERATIONAL AFFILIATE’S BINDING COMMITMENT TO PURCHASE PRODUCT; (B) GRAIL’S AND ITS OPERATIONAL AFFILIATES’ ROYALTY OBLIGATIONS; (C) A PARTY’S BREACH OF SECTION 8.7 OR SECTION 9; OR (D) A PARTY’S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR 11.2; BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION IN CONTRACT, NEGLIGENCE, OR TORT (INCLUDING STRICT LIABILITY), SHALL NOT EXCEED THE AMOUNT RECEIVED BY ILLUMINA FROM GRAIL AND ITS OPERATIONAL AFFILIATES FOR PURCHASE OF PRODUCTS UNDER THIS AGREEMENT DURING THE [***] PRECEDING THE DATE THE LIABILITY AROSE.
12.3THE LIMITATIONS OF LIABILITY IN THIS SECTION 12 APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING SECTION 12.1 AND 12.2 AND ANYTHING TO THE CONTRARY, THIS AGREEMENT DOES NOT LIMIT LIABILITY OF GRAIL OR ITS AFFILIATE FOR ANY INFRINGEMENT OF ILLUMINA INTELLECTUAL PROPERTY RIGHTS, OR LIABILITY OF ILLUMINA OR ITS AFFILIATE FOR ANY INFRINGEMENT OF ANY GRAIL INTELLECTUAL PROPERTY RIGHTS.
13.TERM AND TERMINATION
13.1Term. This Agreement will commence on the Effective Date and terminate 10 years after the Effective Date unless earlier terminated as provided in this Agreement (the “Initial Term”). Upon expiration of the Initial Term and any Renewal Term, this Agreement will automatically renew for an additional 2 year term (unless earlier terminated as provided in this Agreement) unless either Party provides written notice of nonrenewal at least 120 days prior to the end of the then-current term (each a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to as the “Term” of this Agreement. If the Term is renewed for any Renewal Terms pursuant to this Section 13.1, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms and conditions in effect immediately prior to such renewal. If either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated as provided in this Agreement, this Agreement will terminate on the expiration of the then-current Term. Notwithstanding anything in this Agreement to the contrary, the Term will not exceed 20 years.
13.2Early Termination. Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:
(a)Breach of Provision. If a Party commits a material breach of this Agreement and fails to cure such material breach within 60 days after receiving written notice of the material breach from the other Party, the non-breaching Party may terminate this Agreement with immediate effect by providing written notice of termination to the other Party.

(b)Bankruptcy and Insolvency. A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administrative liquidation, or similar proceeding that is not dismissed or set aside within 60 days. In the event of any such proceeding commenced by or against GRAIL, Illumina may cancel any Purchase Order then outstanding and not accept any further Purchase Order until the proceeding is resolved.
(c)Termination for Regulatory Standards. In the event that Illumina is notified by a regulatory agency or governmental body (including the FDA or any foreign equivalent), or has a reasonable basis to believe, that its or GRAIL’s or its Operational Affiliate’s performance under this Agreement materially violates any Law, then Illumina may terminate this Agreement or only the negatively affected part(s) of this Agreement upon 30 days prior written notice to GRAIL, and/or Illumina may immediately cease supplying the affected Product(s).
(d)Termination for Change in Control involving a Competitor of Illumina. GRAIL will promptly notify Illumina in writing at least 45 days prior to undergoing any Change in Control, and will provide Illumina with the name of any parties to the transaction. If such Change in Control involves a Competitor of Illumina, Illumina may terminate this Agreement by written notice to GRAIL within the 30 day period commencing on the later of (i) the date Illumina receives such notice, and (ii) the date the Change in Control is concluded and effective (such that if the Change in Control does not occur, then Illumina’s right to terminate shall expire).
13.3Effect of Termination; Survival. The following provisions will survive any termination or expiration of this Agreement: Sections 1, 2, 3.2, 3.5, 3.7, 4, 5, 7.2(c), 7.3(b), 7.4(b), 7.4(c), 7.5(b)‐(g) (inclusive), 8.2‐8.7 (inclusive), 9‐12 (inclusive), 13.3‐13.5 (inclusive), and 14. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such termination or expiration (including any purchase commitments under open Purchase Orders), nor preclude either Party from pursuing all rights and remedies it may have under this Agreement, at Law, or in equity with respect to any breach of this Agreement. For clarity, all rights granted to GRAIL and its Operational Affiliates under Illumina Intellectual Property Rights will terminate and revert back to Illumina upon any termination or expiration of this Agreement.
13.4Right to Cease Delivery. In addition to all other remedies available to Illumina under this Agreement, at Law, or in equity, Illumina reserves the right to cease shipping Product immediately to GRAIL or its Operational Affiliate, if GRAIL or its Operational Affiliate does any of the following and does not cure within 30 days after receipt of notice from Illumina: (a) uses Product in a manner that is a material breach of this Agreement or the applicable Terms and Conditions, including in a manner that is outside the scope of rights (including the Intellectual Property Rights) expressly conferred to GRAIL and its Operational Affiliates; (b) fails to pay any Royalty or invoice when due; or (c) materially breaches any representation, warranty made by GRAIL hereunder.
13.5No Damages for Termination or Expiration. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND (INCLUDING DAMAGES ON ACCOUNT OF PRESENT OR PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT, OR IN CONNECTION WITH THE DEVELOPMENT OR MAINTENANCE OF THE BUSINESS OR GOODWILL OF THE OTHER PARTY) BY REASON OF EXPIRATION OF THIS AGREEMENT OR PROPER EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY SUCH DAMAGES.

14.GENERAL
14.1Governing Law; Jurisdiction. This Agreement and any Dispute or claim arising out of or in connection with it or its subject matter or formation will be governed and construed in accordance with the laws of the State of California, without regard to provisions on the conflicts of laws. Any legal process to resolve a Dispute under this Agreement, including arbitration or court proceedings, will take place in San Diego, California.
The Parties agree that the United Nations Convention on Contracts for the International Sale of goods does not apply to this Agreement.
14.2Dispute Resolution.
(a)If the Parties have a dispute, controversy or claim arising out of, or relating to, this Agreement (other than claims for injunctive relief, specific performance, or any other equitable relief, and claims by a Party asserting infringement of such Party’s Intellectual Property Rights, which may be resolved in any court having jurisdiction) (each a “Dispute”), the Parties will first try to amicably settle such Dispute by referring the Dispute to the CEO of GRAIL and the CEO of Illumina (the “Executives”).
(b)Except as provided in (d) below, if the Executives are unable to resolve the Dispute within 30 days, then the Dispute will be settled by arbitration. The arbitration will be conducted by three arbitrators and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Each Party will bear its expenses of the arbitration, and each Party will be responsible for one half of the arbitrators’ fees. The arbitrators will issue a written decision providing the reasons for their decision. The decision of the arbitrators will be an award under California law. The award will be final and binding on the Parties and judgment upon the award may be entered in and enforced by any court having jurisdiction.
(c)Any Dispute arising out of Section 1.34, 1.44, or 4.4(c), will, to the extent set forth therein, be resolved pursuant to the expedited resolution process set forth in this paragraph. If the Executives are unable to resolve any such Dispute within 10 days, then either Party may thereafter request mediation to resolve the Dispute by providing the other Party with a notice of its intent to seek mediation (a “Mediation Request”). Any Dispute that is the subject of a Mediation Request will be mediated as provided below or in a manner otherwise agreed upon by the Parties in writing.
(i)The Parties will conduct and complete the mediation process with respect to such Dispute within 45 days after the Mediation Request for such Dispute, with such mediation to take place in San Diego, California.
(ii)Within five business days after a Mediation Request, the Parties will meet and confer in a good faith attempt to select a mediator to mediate such Dispute. If the Parties cannot agree to a mediator within such 5 business days, such Dispute will be mediated by a panel of three mediators. In such case, each Party will appoint one mediator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party within five business days thereafter. Within five business days thereafter, the two Party-appointed mediators will appoint the third mediator and obtain such third mediator’s acceptance of such appointment.
(iii)Within ten business days after the selection of the mediators, each Party will submit to the other Party and the selected mediator(s) an initial report setting forth, in sufficient detail: (A) the nature and scope of such Dispute; (B) its position regarding such Dispute; and (C) the relief it seeks. Within five business days after submission of such initial report, each Party will submit to the other Party and the selected mediator(s) a responsive report addressing only those issues raised by the other Party’s initial report.

(iv)Within ten business days after the submission of the Party’s responsive reports, a three day mediation hearing shall take place. Within five business days after such mediation hearing, the mediator(s) shall render a written decision setting forth in detail a non-binding advisory opinion, including the factual and legal bases for such decision. The Parties agree that their initial and responsive reports and the advisory opinion will not be admissible in any arbitration or litigation.
(v)If the Parties are unable to resolve the Dispute after this mediation process, the Dispute will be resolved pursuant to arbitration as set forth in the remainder of this Section 14.2.
(d)The contents and results of any arbitration or mediation hereunder are both Parties’ Confidential Information.
14.3Injunctive Relief; Cumulative Remedies. Each Party acknowledges that its breach of Section 3.5, 6, 8, or 9 may cause irreparable injury to the other Party for which monetary damages would not be an adequate remedy, and the other Party will therefore be entitled to seek injunctive relief (including specific performance) with respect to any breach or threatened breach without posting a bond or other security as a condition for obtaining any such relief. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to each Party under this Agreement, at Law, or in equity.
14.4Affiliates; Rights of Third Parties. Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its Affiliates. Illumina invoices and other documentation may come from an Illumina Affiliate, and GRAIL and its Operational Affiliates will honor those just as if they came directly from Illumina. With respect to any and all persons and entities that become Affiliates of Illumina after the Effective Date, the rights, licenses, and covenants granted to Illumina and its Affiliates under this Agreement will extend to and cover each such Affiliate on the date that it becomes an Affiliate without any requirement for notice to, or consent by, GRAIL. With respect to any and all persons and entities that become Affiliates of GRAIL after the Effective Date, the rights and covenants granted to GRAIL and its Affiliates under this Agreement will extend to and cover each such Affiliate (to the extent expressly provided in this Agreement) on the date that it becomes an Affiliate without any requirement for notice to, or consent by, Illumina (except to the extent provided in Section 3.7 with respect to Operational Affiliates). Except to the extent expressly stated otherwise, this Agreement is personal to GRAIL and the rights granted to GRAIL in this Agreement do not extend to Affiliates of GRAIL. There are no third party beneficiaries to this Agreement and no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person or entity who is not a Party to this Agreement. The Parties may rescind or terminate this Agreement or vary any of its terms in accordance with their rights under this Agreement and by Law, without the consent of any Third Party.
14.5Severability; No Waiver. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, subject to the remainder of this Section 14.5. Upon a determination by a court or arbitrator having jurisdiction that any term or provision of this Agreement is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing and anything to contrary, in the event the Royalty or any component or portion thereof or any payment with respect to the Royalty or any component or portion thereof is determined to be invalid, illegal, or unenforceable by a court or arbitrator having jurisdiction, and the Parties are unable, within 60 days of such determination, to agree upon alternate valid, legal, and enforceable terms that give Illumina the expected financial benefit of the Royalty, Illumina may terminate this Agreement immediately upon 30 days prior written notice to GRAIL. The failure or delay of either Party to exercise any right or remedy provided in this Agreement or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided in this Agreement, or the waiver by either Party of any breach of this Agreement, will prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by both Parties.
14.6Assignment. GRAIL may not assign or otherwise transfer, or delegate any of its obligations under, this Agreement or any rights or obligations under this Agreement without the prior written consent of Illumina; provided that GRAIL may assign this Agreement in its entirety, without the need of such consent, in the case of a Change in Control described in Section 1.4(c) or 1.4(e). Any other purported assignment or other transfer will be null and void. Illumina may assign this Agreement: (a) to its Affiliate; (b) in connection with the direct or indirect sale, transfer, or other disposition of all or substantially all of the assets for manufacturing Products, or any direct or indirect acquisition of Illumina or any Affiliate of Illumina that controls Illumina by means of merger, consolidation, acquisition, exchange or contribution of equity, or other form of reorganization in one or a series of related transactions. No assignment, transfer, or delegation will relieve GRAIL of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the Parties and their permitted successors and assigns.
14.7Export. The Products and any Technology provided under this Agreement are subject to Laws of the United States that govern exports, and other trade controls that may restrict transfers of such items to other countries and parties. Notwithstanding anything to the contrary in this Agreement, GRAIL and its Representatives may not disclose, export, or re-export, directly or indirectly, Products or any Technology provided under this Agreement to any country or party which is ineligible to receive such items under Law (including regulations of the U.S. Department of Commerce and the U.S. Department of the Treasury).
14.8Notices. All notices required or permitted under this Agreement (each a “Notice”) will be in writing, in English, and will be deemed received only when: (a) delivered personally; or (b) one day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two days after deposit with a commercial express courier specifying two-day delivery, with written verification of receipt. All Notices will be sent to the following or any other address designated by a Party using the procedures set forth in this Section:

If to Illumina:	If to GRAIL:
Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel	GRAIL, Inc. 200 Cardinal Way, 2nd Floor Redwood City, CA 94063 Attn: CEO
With a copy to: [***]@illumina.com	With a copy to: [***]@grail.com
For clarity, in no event will GRAIL’s disclosure to any Illumina representative on GRAIL’s Board of Directors be deemed a Notice to Illumina under any provision of this Agreement, and the consent to any action or inaction of GRAIL by any such representative in his or her capacity as a member of GRAIL’s Board of Directors is not, and may not be construed as, the consent of Illumina under any provision of this Agreement.
14.9Force Majeure. Neither Party will be in breach of this Agreement nor liable for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including Law (each an event of “Force Majeure”). In the event of any such delay, the delivery date for performance will be deferred for a period equal to the time lost by reason of the delay, provided that such period will in no event exceed 90 days. Notwithstanding anything in this Agreement to the contrary, GRAIL’s and its Operational Affiliates’ payment obligations are not affected by this provision except to the extent the Force Majeure affects financial institutions and, as a result, the financial institutions cannot complete the transaction necessary for GRAIL or its Operational Affiliate to satisfy its payment obligations.
14.10Entire Agreement; Amendment. This Agreement (including all Exhibits), the Assignment and Assumption Agreement, and the Terms and Conditions represent the entire agreement between the Parties regarding the subject matter hereof and supersede all prior discussions, communications, agreements (including the Original Agreement), and understandings of any kind and nature between the Parties. The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person or entity other than as expressly set out in this Agreement. Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this Section will exclude or limit liability for fraud. No amendment to this Agreement will be effective unless in writing and signed by both Parties.
14.11Relationship of the Parties. The Parties acknowledge that, as of the Effective Date, Illumina is a shareholder of GRAIL. However, the Parties are independent contractors under this Agreement and nothing in this Agreement may be construed as creating a partnership, joint venture, or agency relationship between the Parties, or as granting either Party the authority to bind or contract any obligation in the name of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.
14.12Headings; Interpretation; Miscellaneous. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof. Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders. As used in this Agreement except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously. As used in this Agreement except as the context may otherwise require, “infringe”, “infringement”, and variations thereof include infringement, misappropriation, or other violation of the Intellectual Property Right at issue. Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a 30 day period, and any reference to “calendar quarter” will mean the first three calendar months of the year, the fourth through sixth calendar months of the year, the seventh through ninth calendar months of the year, and the last three calendar months of the year. Whenever the last day for the exercise of any right or the discharge of any obligation hereunder falls on, or any notice is deemed to be given on, a Saturday, Sunday, or national holiday, the Party having such right or obligation will have until 5:00 pm PST on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day. No usage of trade, course of performance, or other regular practice between the Parties hereto may be used to interpret or alter the terms and conditions of this Agreement. Unless otherwise expressly provided in this Agreement, any agreement, instrument, or statute defined or referred to means such agreement, instrument, or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
14.13Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.

14.14Costs. Except as expressly provided in this Agreement, each Party will pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and any documents referred to in it.
14.15Further Assurances. Each Party will execute and deliver such further documents and take such further actions as the other Party may reasonably request to evidence and implement the provisions and intent of this Agreement.
[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE TO AMENDED AND RESTATED
SUPPLY AND COMMERCIALIZATION AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

ILLUMINA		GRAIL

Illumina, Inc.		GRAIL, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Marc A. Stapley	By:
Name:	Marc A. Stapley	Name:	Jeff Huber
Title:	Executive Vice Pres. And Chief	Title:	Chief Executive Officer
Date:	Administrative Officer	Date:

SIGNATURE PAGE TO AMENDED AND RESTATED
SUPPLY AND COMMERCIALIZATION AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

ILLUMINA	GRAIL

Illumina, Inc.	GRAIL, Inc.
a Delaware corporation	a Delaware corporation

By:	By:	/s/ Jeffrey T. Huber
Name:	Name:	Jeff Huber
Title:	Title:	Chief Executive Officer
Date:	Date:

EXHIBIT A
Product Pricing and Discount Tables
Discounts on Products: Consumables:

Consumables:	Trailing Spend or Forward Commitment for Consumables (in USD)	Discount off of List Price
	[***]	[***]
	[***]	[***]
	[***]	[***]

Instruments:	Trailing Spend or Forward Commitment for Instruments (in USD)	Discount off of List Price
	[***]	[***]
	[***]	[***]
The purchase price at which GRAIL and its Operational Affiliates may purchase a Product will be determined on a quarterly basis, and will equal the List Price for the Product, less the discount in the table above corresponding to the applicable Trailing Spend or, if GRAIL has so elected, the Forward Commitment, for such category of Products (consumables or instruments). “Trailing Spend” means the cumulative amount invoiced to GRAIL and its Operational Affiliates for such category of Products purchased from Illumina and its Affiliates under this Agreement during the preceding four calendar quarters (excluding amounts paid for taxes and shipping, insurance, customs, and other transportation costs).
GRAIL may elect at any time (except as provided below) to make a binding written commitment to purchase a cumulative amount of a category of Products (on a dollar basis, and excluding amounts paid for taxes and shipping, insurance, customs, and other transportation costs) to be delivered within one year from the date of such commitment, in order to access a higher discount rate than would otherwise be afforded if the discount rate were determined by the Trailing Spend for such category of Products (a “Forward Commitment”). At the end of such year, if GRAIL and its Operational Affiliates have not purchased Products to be delivered during such year at least equaling the amount committed to in the Forward Commitment, Illumina may invoice GRAIL the amount determined by subtracting the cumulative amount of the category of Products (on a dollar basis, and excluding amounts paid for taxes and shipping, insurance, customs, and other transportation costs) delivered in such year from the amount committed to in the Forward Commitment. For the avoidance of doubt, a Forward Commitment is a binding commitment to pay to Illumina the committed amount, either through the purchase of Product or pursuant to the preceding year-end reconciliation procedure.
For clarity, the Trailing Spend or Forward Commitment for consumable Products is not used in determining the discount applicable to instrument Products, and the Trailing Spend or Forward Commitment for instrument Products is not used in determining the discount applicable to consumable Products.

Discounts on Service Contracts:

Sequencing Instruments under Service Contract	Discount off of List Price
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
The purchase price at which GRAIL and its Operational Affiliates may purchase a Service Contract will be determined based upon the number of Illumina sequencing instrument Products that GRAIL and its Operational Affiliates have covered by Service Contract at the time the Purchase Order for such Service Contract is issued, and will equal the List Price for the Service Contract in question, less the discount in the table above corresponding to the applicable number of Illumina sequencing instrument Products then-covered by Service Contract.

EXHIBIT B
Assignment and Assumption Agreement
(attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is entered into among Illumina, Inc., a Delaware corporation (“Illumina”), GRAIL, Inc., a Delaware corporation (“GRAIL”), and Memorial Sloan Kettering Cancer Center (“MSK”) effective as of February 28, 2017 (the “Assignment Effective Date”). Illumina, GRAIL, and MSK may each be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Illumina and MSK entered into a Joint Development and Sponsored Research Agreement dated as of September 4, 2015 (the “Research Agreement”). Capitalized terms used but not defined in this Agreement will have the meanings given to them in the Research Agreement;
B.Illumina delegated certain of its obligations under the Research Agreement to GRAIL pursuant to a Supply and Commercialization Agreement entered into by Illumina and GRAIL on January 7, 2016 (the “Commercialization Agreement”);
C.Illumina and GRAIL are amending and restating the Commercialization Agreement (the “Amended and Restated Commercialization Agreement”), and as part of such amendment and restatement, Illumina and MSK desire to assign Illumina’s rights and obligations under the Research Agreement to GRAIL pursuant to this Agreement; and
D.MSK consents and agrees to such assignment and assumption on the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.ASSIGNMENT OF RESEARCH AGREEMENT
1.1Assignment. Illumina hereby, effective as of the Assignment Effective Date, conveys, assigns, transfers, and delivers all of its right, title, and interest in, to, and under the Research Agreement to GRAIL.
1.2Acceptance and Assumption. GRAIL hereby, effective as of the Assignment Effective Date: (a) accepts the conveyance, assignment, transfer, and delivery of all of Illumina’s right, title, and interest in, to, and under the Research Agreement; (b) assumes all of Illumina’s duties and obligations under the Research Agreement; and (c) agrees to perform all such duties and obligations as and when due in accordance with the Research Agreement.
1.3MSK’s Consent. MSK hereby consents and agrees to Illumina’s assignment of the Research Agreement to GRAIL on the terms, and subject to the conditions, set forth in this Agreement.
2.COMPLETION OF STUDIES; MODIFICATIONS TO AGREEMENT
2.1Completion of Studies. GRAIL will complete the Statements of Work set forth in the Research Agreement, on the timelines set forth therein.
2.2Modifications to Agreement. GRAIL may not: (a) amend, waive any rights under, or terminate the Research Agreement or any Statement of Work without Illumina’s prior written consent (which consent may not be unreasonably withheld); or (b) assign, delegate, or otherwise transfer its rights or obligations under the Research Agreement, in whole or in part, by operation of law or otherwise, without Illumina’s prior written consent (which consent may not be unreasonably withheld). GRAIL may not circumvent the Research Agreement or Illumina’s and its Affiliates’ rights under Collaboration IP, Results, Derivative Results, or Reports (as provided in Section 3 below), including without limitation, by entering into separate agreements or arrangements concerning the subject matter or patient cohorts addressed in the Statements of Work.
3.DATA AND IP RIGHTS
3.1Illumina’s Collaboration IP. Illumina will retain its rights and interests (including the rights granted in Section 2.6) in Collaboration IP generated prior to the Assignment Effective Date. As between Illumina and GRAIL, any such Collaboration IP will be deemed to be “Development IP” under the Amended and Restated Collaboration Agreement; provided that GRAIL may use and practice under such Collaboration IP only to the extent that, and subject to the terms under which, Illumina is permitted to use and practice under such Collaboration IP pursuant to the Research Agreement. MSK may continue to use and practice under such Collaboration IP pursuant to, and on the terms set forth in, the Research Agreement. For clarity: (a) no IP generated by or on behalf of Illumina or its Affiliate after the Assignment Effective Date will be Collaboration IP; (b) except to the limited extent expressly provided in this Section 3.1, no rights in, to, or under IP of Illumina or its Affiliates are granted to GRAIL or MSK.
3.2Illumina’s Results and Reports. Illumina will retain its interest in Results, Derivative Results, and Reports generated prior to the Assignment Effective Date. Within 30 business days following the Assignment Effective Date, GRAIL will deliver to Illumina all Results, Derivative Results, and Reports generated by GRAIL or MSK as of the Assignment Effective Date. MSK may continue to use such Results, Derivative Results, and Reports pursuant to, and on the terms set forth in, the Research Agreement. Illumina agrees that GRAIL may use such Results, Derivative Results, and Reports to the fullest extent that Illumina is permitted to use such Results, Derivative Results, and Reports pursuant to the Research Agreement, and hereby grants such rights to GRAIL.
3.3MSK and GRAIL Collaboration IP. MSK and GRAIL will each own any Collaboration IP it generates under the Research Agreement after the Assignment Effective Date, on the terms set forth in the Research Agreement. As between Illumina and GRAIL, any such Collaboration IP generated by or on behalf of GRAIL, and any rights or interests GRAIL may have in or to Collaboration IP generated by or on behalf of MSK after the Assignment Effective Date, will be deemed to be “Improvements” under the Amended and Restated Collaboration Agreement; provided that Illumina and its Affiliates may use and practice under such Collaboration IP only to the extent that, and subject to the terms under which, GRAIL is permitted to use and practice under such Collaboration IP pursuant to the Research Agreement. MSK consents to the foregoing grants.
3.4MSK and GRAIL Results and Reports. GRAIL will deliver to Illumina all Results, Derivative Results, and Reports generated by GRAIL or MSK after the Assignment Effective Date as and when it delivers such Results, Derivative Results, and Reports to, or receives such Results, Derivative Results, and Reports from, MSK. GRAIL agrees that Illumina and its Affiliates may use such Results, Derivative Results, and Reports to the fullest extent that GRAIL is permitted to use such Results, Derivative Results, and Reports pursuant to the Research Agreement, and hereby grants (and agrees to grant) such rights to Illumina and its Affiliates. MSK consents to the foregoing grants.
3.5Disputes. If there is any dispute between Illumina and GRAIL as to whether particular Collaboration IP, Results, Derivative Results, or Reports were developed under the Research Agreement before or after the Assignment Effective Date, Illumina and GRAIL will attempt to resolve such dispute solely between Illumina and Grail and without MSK’s involvement. If the resolution of any such dispute reasonably requires the participation of MSK, Illumina and GRAIL will reimburse MSK for any costs incurred by MSK in assisting in the resolution of such dispute (with Illumina and GRAIL to share equally in any such costs). Notwithstanding the foregoing, MSK will be entitled to participate in any such disputes to protect its own rights and interests.
3.6MSK Activities under the Research Agreement. Illumina shall not make or assert any claims or demands against MSK arising from or on account of MSK’s performance under the Research Agreement after the Assignment Effective Date; provided however that the foregoing does not apply to any breach of the confidentiality obligations set forth in Article 7 with respect to Illumina’s Confidential Information (which obligations will continue to bind MSK for the 5 year period of time commencing on the Assignment Effective Date and will continue in perpetuity for any Trade Secrets there were disclosed prior to the Assignment Effective Date).
4.MISCELLANEOUS
4.1Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
4.2Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, will be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.
4.3Assignment. No Party may assign, delegate, or otherwise transfer its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties (which consent may not be unreasonably withheld).
4.4Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ILLUMINA		GRAIL

Illumina, Inc.		GRAIL, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Marc A.Stapley	By:
Name:	Marc A. Stapley	Name:	Jeffrey T. Huber
Title:	/s/ Marc A.Stapley	Title:	CEO
Date:		Date:

MSK

Memorial Sloan Kettering Cancer Center

By:
Name:	Gregory Raskin, M.D.
Title:	Vice President, Technology Development
Date:

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ILLUMINA	GRAIL

Illumina, Inc.	GRAIL, Inc.
a Delaware corporation	a Delaware corporation

By:	By:	/s/ Jeffrey T. Huber
Name:	Name:	Jeffrey T. Huber
Title:	Title:	CEO
Date:	Date:

MSK

Memorial Sloan Kettering Cancer Center

By:
Name:
Title:
Date:

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ILLUMINA	GRAIL

Illumina, Inc.	GRAIL, Inc.
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

MSK

Memorial Sloan Kettering Cancer Center

By:	/s/ Gregory Raskin, M.D.
Name:	Gregory Raskin, M.D.
Title:	Vice President, Technology Development Memorial Sloan Kettering Cancer Center
Date:	2/6/17

EXHIBIT C
K2 Development Plan

[***]
Document ID: [***]	Version: [***]	Effective Date: [***]	Page: [***]

I.	[***]

[***].

II.	[***]

Deliverable
•	[***]
•	[***]
•	[***]
Confidential Information of Illumina and GRAIL, Inc.

[***]
Document ID: [***]	Version: [***]	Effective Date: [***]	Page: [***]

[***]
[***]
[***]
[***]
[***]
Confidential Information of Illumina and GRAIL, Inc.

Level	Item Number	Objects	Component number	Object description	Overflow indicator	Comp. Qty (CUn)	Component unit	Assembly indicator
1	0010		20014883	HiSeq HT cDNA Library Prep Beads		1	EA	Yes
1	0020		20014882	HiSeq HT cDNA Library Prep Rgts		1	EA	Yes
1			20014883	HiSeq HT cDNA Library Prep Beads		0.000		No
2	0010		15037172	LPB-SPB, SMP PURIF BEADS, FIN REA 8.8 ML		2	2TB	Yes
2	0020		15037717	7000RT,1 to 4 x 5mL		1	EA	No
2	0030		15013763	BOX,SAMPLE PREP 1, GS		1	EA	No
2	0040		20014871	LBL,HiSeq® HT cDNA Library Prep Beads		1	EA	Yes
1			20014882	HiSeq HT cDNA Library Prep Rgts		0.000		No
2	0010		15012547	LPB-RSB,RESUSPENSION BUFFER,FINISH REAG		8	TB	Yes
2	0020		15036418	LPB-ERP2,END REPAIR MIX,FINISH-REAG 1 mL		2	TB	Yes
2	0030		15012495	LPB-ATL,A TAILING MIX,FINISH REAG		4	2TB	Yes
2	0040		15036184	LPB-LIG2,LIGATION MIX FINISH REAG .27ML		4	TB	Yes
2	0050		15041700	LPB-EPM, ENHANCED PCR MIX, FRG.53 ml		5	TB	Yes
2	0060		15041960	Insert,12x15mL+18xMicrotubes		1	EA	No
2	0070		11310848	BOX,3000ML + 8X250ML		1	EA	No
2	0080		20014870	LBL,HiSeq® HT cDNA Library Prep Reagent		1	EA	Yes
2	0090		15054289	LBL,Hazard_1.34x1.34_EPM		1	EA	Yes
2	0100		15049655	BAG,3-SEAL POUCH, 19"(W) x 19"(L)		2	EA	No
2			15037172	LPB-SPB, SMP PURIF BEADS, FIN REA 8.8 ML		0.000		No
3	0010		11296741	TB,Cl 15mlPPW/pkcp,ers 15mL-t		2	EA	No
3	0020		15036871	RM, Agencourt Ampure XP (450mL)		18.800	ML	No
3	0030		15037180	LBL,LPB-SPB, SAMPLE PURIFICATION BEADS		2	EA	Yes
2			20014871	LBL,HiSeq® HT cDNA Library Prep Beads		0.000		No
3	0010		15015085	LBL,PRE-PRNTD,2.75X4.5,RUO,USA		1	EA	No
2			15012547	LPB-RSB,RESUSPENSION BUFFER,FINISH REAG		0.000		No
3	0010		15014169	BULK,RSB,RESUSPENSION BUFFER		104	ML	Yes
3	0020		11296741	TB,Cl 15mlPPW/pkcp,ers 15mL-t		8	EA	No
3	0030		15012566	LBL,LPB-RSB,RESUSPENSION BUFFER		8	EA	Yes
2			15036418	LPB-ERP2,END REPAIR MIX,FINISH-REAG 1 mL		0.000		No
3	0010		177677	TUBE,STANDOFF,5ML, W/CAP		2	EA	No
3	0020		15036409	BULK,LPB-ERP2,END REPAIR MIX		2.020	ML	Yes
3	0030		15037181	LBL,LPB-ERP2 End Repair Mix2_1.0 mL		2	EA	Yes
2			15012495	LPB-ATL,A TAILING MIX,FINISH REAG		0.000		No
3	0010		15011834	BULK,LPB-ATL,A TAILING MIX		3.100	ML	Yes
3	0020		11310071	TUBE,CLEAR 2ml,PP SCREW CAP		4	EA	No
3	0030		15026790	LBL,LPB-ATL,A TAILING .88 ml		4	EA	Yes
2			15036184	LPB-LIG2,LIGATION MIX FINISH REAG .27ML		0.000		No
3	0010		11182695	TUBE,MICRO,0.5ML, W/CAP		4	EA	No
3	0020		E0077-15	T4 DNA Ligase @ 15U/ul		1.188	ML	No
3	0030		15036439	LBL,LPB-LIG2,LIGATION MIX2_ .27 ml		4	EA	Yes
2			15041700	LPB-EPM, ENHANCED PCR MIX, FRG.53 ml		0.000		No
3	0010		15037048	BULK,TCB-NEM, NXTR Enrich AMPLI MIX		2.900	ML	Yes
3	0020		11310071	TUBE,CLEAR 2ml,PP SCREW CAP		5	EA	No
3	0030		15041792	LBL,LPB-EPM ENHANCED PCR MIX		5	EA	Yes
2			20014870	LBL,HiSeq® HT cDNA Library Prep Reagent		0.000		No
3	0010		11299412	LBL,PRE-PRNTD,4.25x6,RUO,USA		1	EA	No
2			15054289	LBL,Hazard_1.34x1.34_EPM		0.000		No
3	0010		15043740	LBL,PRE-PRNTD,1.34"x1.34",Hazard		1	EA	No
3			15037180	LBL,LPB-SPB, SAMPLE PURIFICATION BEADS		0.000		No
4	0010		11299844	LBL,BLANK,2"X0.875",LIGHT GREEN		2	EA	No
3			15014169	BULK,RSB,RESUSPENSION BUFFER		0.000		No
4	0010		1001671	RM,1M TRIS PH8.5,1L		1.040	ML	No
3			15012566	LBL,LPB-RSB,RESUSPENSION BUFFER		0.000		No
4	0010		11299572	LBL,BLANK,2"x0.875",LAVENDER		8	EA	No
3			15036409	BULK,LPB-ERP2,END REPAIR MIX		0.000		No
4	0010		15012834	CHEM,TRIS HCL, pH 7.6		0.290	ML	No
4	0020		11193581	SOLN,MAGNESIUM CHLORIDE, 1M		0.058	ML	No
4	0030		11296177	SOLN,1M DTT		0.058	ML	Yes
4	0040		15029950	dNTP, POOL		93	µL	Yes
4	0050		E0079-5	T4 DNA Polymerase @ 5 U/ul		0.038	ML	No
4	0060		15000371	T4 PNK; 10,000U/ml,ENZ,DNA SEQ		0.058	ML	No
4	0070		11300578	SOLN,50% SUCROSE		0.483	ML	Yes
4	0080		15034053	RM,ATP,SOLID		3.168	MG	No
3			15037181	LBL,LPB-ERP2 End Repair Mix2_1.0 mL		0.000		No
4	0010		15056370	LBL,2" x 1",LIGHT GREEN		2	EA	No
3			15011834	BULK,LPB-ATL,A TAILING MIX		0.000		No
4	0010		15002076	SOLN,1M Tris Buffer, pH 8.0		0.391	ML	Yes
4	0020		11193581	SOLN,MAGNESIUM CHLORIDE, 1M		0.079	ML	No
4	0030		11296177	SOLN,1M DTT		0.079	ML	Yes
4	0040		15011837	SOLN,PEG 6000,30%		1.953	ML	Yes
4	0050		11300578	SOLN,50% SUCROSE		0.652	ML	Yes
4	0060		15034053	RM,ATP,SOLID		4.308	MG	No
4	0070		15002248	dATP,PCR GRADE,NA-SALT,100mM		15	µL	No
4	0080		11192336C	KLENOW EXO MINUS		8	µL	No
3			15026790	LBL,LPB-ATL,A TAILING .88 ml		0.000		No
4	0010		292040	LBL,STOCK,CLEAR ILMN LOGO 1.0625X1.43		4	EA	No
3			15036439	LBL,LPB-LIG2,LIGATION MIX2_ .27 ml		0.000		No
4	0010		292040	LBL,STOCK,CLEAR ILMN LOGO 1.0625X1.43		4	EA	No
3			15037048	BULK,TCB-NEM, NXTR Enrich AMPLI MIX		0.000		No
4	0010		15029950	dNTP, POOL		87	µL	Yes
4	0020		15037936	RM, 5X,KAPA HIFI,FIDELITY BUFFER		1.450	ML	No
4	0030		15037950	RM,KAPA HIFI DNA Polymerase,1U/µL		0.145	ML	No
3			15041792	LBL,LPB-EPM ENHANCED PCR MIX		0.000		No
4	0010		292040	LBL,STOCK,CLEAR ILMN LOGO 1.0625X1.43		5	EA	No
4			11296177	SOLN,1M DTT		0.000		No
5	0010		11299365	CHEM,DL-DITHIOTHREITOL		0.009	G	No
4			15029950	dNTP, POOL		0.000		No
5	0010		15002248	dATP,PCR GRADE,NA-SALT,100mM		24	µL	No
5	0020		15002250	dTTP,PCR GRADE,NA-SALT,100mM		24	µL	No
5	0030		15002251	dCTP,PCR GRADE,NA-SALT,100mM		24	µL	No
5	0040		15002252	dGTP,PCR GRADE,NA-SALT,100mM		24	µL	No
4			11300578	SOLN,50% SUCROSE		0.000		No
5	0010		15003801	CHEM,SUCROSE (SKU packaging)		0.232	G	No
4			15002076	SOLN,1M Tris Buffer, pH 8.0		0.000		No
5	0010		11299498	SOLN,2M TRIS,HCL		0.111	ML	Yes
5	0020		11300519	SOLN,1M TRIS BASE		0.171	ML	Yes
4			11296177	SOLN,1M DTT		0.000		No
5	0010		11299365	CHEM,DL-DITHIOTHREITOL		0.013	G	No
4			15011837	SOLN,PEG 6000,30%		0.000		No
5	0010		15011836	RM,PEG 6000,SOLID		0.586	G	No
4			11300578	SOLN,50% SUCROSE		0.000		No
5	0010		15003801	CHEM,SUCROSE (SKU packaging)		0.326	G	No
4			15029950	dNTP, POOL		0.000		No
5	0010		15002248	dATP,PCR GRADE,NA-SALT,100mM		22	µL	No
5	0020		15002250	dTTP,PCR GRADE,NA-SALT,100mM		22	µL	No
5	0030		15002251	dCTP,PCR GRADE,NA-SALT,100mM		22	µL	No
5	0040		15002252	dGTP,PCR GRADE,NA-SALT,100mM		22	µL	No
5			11299498	SOLN,2M TRIS,HCL		0.000		No
6	0010		15029947	CHEM,TRIS HYDROCHLORIDE		34.965	MG	No
5			11300519	SOLN,1M TRIS BASE		0.000		No
6	0010		15002359	CHEM,TRIS BASE		0.021	G	No

FIRST AMENDMENT TO
AMENDED AND RESTATED SUPPLY AND COMMERCIALIZATION AGREEMENT
This First Amendment to Amended and Restated Supply and Commercialization Agreement (this “Amendment”) is entered into between lllumina, Inc., a Delaware corporation (“lllumina”), and GRAIL, Inc., a’Delaware corporation (“GRAIL”), effective as of September 27, 2017 (the “Amendment Effective Date”). lllumina and GRAIL may each be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.The Parties entered into an Amended and Restated Supply and Commercialization Agreement effective as of February 28, 2017 (the “Agreement”); and
B.The Parties now desire to amend the Agreement in order to effect certain changes with respect to GRAIL’s obligations to provide certain data and samples to lllumina.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.AMENDMENTS
The Parties hereby amend the Agreement as follows:
1.1Section 7.3(a). The penultimate sentence in Section 7.3(a) is hereby replaced in its entirety with the following (with the changed language shown in bold):
GRAIL shall deliver data from at least [***] of these plasma samples and the corresponding available tumor data for these samples by [***].
1.2Section 7.3(b). The last sentence in Section 7.3(b) is hereby replaced in its entirety with the following (with the changed language shown in bold):
Except as set forth in (c) below, the foregoing license shall terminate upon, and lllumina will only retain such data until, the date that is 12 months following the delivery of such data and information from the [***] patient, after which lllumina shall destroy such data and all copies thereof; provided that lllumina may: (i) retain one copy of such information and data solely for the purpose of supporting publications made by lllumina pursuant to this Section; and (ii) retain summaries, aggregations, or derivatives of such information and data prepared by or for lllumina.
1.3Section 7.4.
(a)Section 7.4 requires GRAIL to collaborate with lllumina to secure [***] plasma samples. There Parties hereby agree to amend Section 7.4 to reduce the required number of such samples to [***] throughout Section 7.4.
(b)The Parties hereby add the following as Section 7.4(f):
On or before [***], GRAIL will issue a purchase order to [***] to acquire on lllumina’s behalf [***] of the samples required by this Section 7.4, which purchase order will be issued against the quote attached as Exhibit D. GRAIL will bear the cost of acquiring and shipping such samples as specified in the purchase order. On or before the earlier of [***], or when due pursuant to the purchase order, GRAIL will pay [***] $[***] (plus shipping costs) in satisfaction of the purchase order and, following such payment, will assign the purchase order and any related rights to lllumina. GRAIL’s issuance of the purchase order, payment for the samples and shipping costs, and assignment to lllumina of the purchase order and any related rights will be deemed full and complete satisfaction of GRAIL’s obligations under Section 7.4 with respect to sourcing of [***] of the required [***] samples, and the [***] samples purchased from [***] will be deemed sourced pursuant to Option B.
***Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.4Exhibit D. Exhibit D, attached to this Amendment, is hereby incorporated into the Agreement.
2.GENERAL
2.1Limited Amendment. Except to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
2.2Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.
IN WlTNESS WHEREOF, the Parties have executed this Amendment effective as of the Amendment Effective Date.

ILLUMINA		GRAIL
Illumina, Inc. a Delaware corporation		GRAIL, Inc. a Delaware corporation
By:	/s/ Karen Gutekunst	By:	/s/ Ken Drazan
Name:	KAREN GUTEKUNST	Name:	Ken Drazan
Title:	V.P. Product Development	Title:	President
Date:	Sept. 28, 2017	Date	09-27-2017
2

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 www.illumina.com

December 11, 2019
VIA EMAIL: legalnotice94025@grail.com
GRAIL, Inc.
1525 O’Brien Dr
Menlo Park, CA
Attn: CEO
Re: Authorization to Purchase Temporary Consumables under the Amended and Restated Supply and Commercialization Agreement, dated February 28, 2017, as amended September 27, 2017 (as amended, the “Agreement”)
To Whom It May Concern:
This letter agreement is to confirm certain understandings between Illumina, Inc. (“Illumina”) and GRAIL, Inc. (“GRAIL”) concerning the Agreement. All capitalized terms used but not defined in this letter agreement will have the meanings given to them in the Agreement.
Illumina hereby authorizes GRAIL to purchase the following Research Use Products under the Agreement (collectively, the “Products”) as Temporary Consumables pursuant to Illumina’s prevailing Additional Terms and Conditions of Sale Applicable to Illumina Advantage Products (the “IA Ts&Cs”):

Products	Part No.
Streptavidin Magnetic Beads (SMB)	15039631
Enhanced PCR Mix (EPM)	15041700
NovaSeq 6000 S4 Reagent Kit (300 cycles)	20012866
A copy of the current IA Ts&Cs is contained in Exhibit A. Illumina agrees that if the IA Ts&Cs are modified at a later date, then GRAIL will still have the right, during the Term and subject to its compliance with the Agreement, to use the Temporary Consumables as specified in Section 2 of the IA Ts&Cs contained in Exhibit A, unless prohibited by applicable law or regulation.
Effective as of the date hereof and until the date that is 90 days after such date that Illumina notifies GRAIL that the Advantage Consumable version of the Products is available pursuant to Section 4 of the IA Ts&Cs (such period, the “Purchase Period”), the IA Ts&Cs will supplement, and together with the Terms and Conditions of Sale – Research Use Products, be the Terms and Conditions (as that term is used throughout the Agreement) applicable to purchases of the Products by GRAIL pursuant to purchase orders dated on or after April 24, 2019 until the end of the Purchase Period (collectively, the “Purchased Products”). For clarity, a Purchased Product

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 www.illumina.com shall be deemed a Temporary Consumable even if used by GRAIL after the Purchase Period ends. Notwithstanding Section 3.2(b) of the Agreement, to the extent any provision of this letter agreement conflicts with any provision of the Agreement, the provision in this letter agreement shall control.
Please confirm GRAIL’s agreement to the terms of this letter agreement by returning a signed copy to me at your earliest convenience. This letter agreement is effective when executed by both Parties below. This letter agreement may be signed in counterparts.

Sincerely,

/s/Nicki Berry
Nicki Berry
VP, Americas Sales

Acknowledged and agreed:

GRAIL, Inc.

/s/Alex Aravanis
Name:	Alex Aravanis
Title:	Head of R&D
Date:	December 11, 2019

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 www.illumina.com
EXHIBIT A
Additional Terms and Conditions of Sale Applicable to Illumina Advantage Products
The following additional terms and conditions of sale are supplemental to the Terms and Conditions of Sale – Research Use Products (“RUO T&Cs”). In the event of a direct conflict between the RUO Ts & Cs and following additional terms and conditions, the following additional terms and conditions shall prevail.
1.Definitions. “Advantage Consumables” means those Seller branded reagents and consumable items that are (i) intended by Seller to be consumed through the use of Hardware, and (ii) designated with the prefix “TG” in their catalogue number or product name, except for ForenSeq™ products. “Approved” means that a Product has, by appropriate regulatory authorities in the territory in which it is marketed, been approved, registered, licensed, cleared, certified, or otherwise determined to be able to be lawfully marketed as an IVD in such territory. “Clinical Use” means use of the Product to perform testing of human samples and specimens with Customer’s own Laboratory Developed Tests in a clinical laboratory in the Territory where results are reported, directly or indirectly, to patient or health care practitioner, specifically excluding Excluded Uses. “Collection Territory” means the country or countries from which samples and specimens may be collected for testing by Purchaser for Clinical Use. “IA Consumable(s)” means Advantage Consumables and Temporary Consumables acquired hereunder. “Consumable Kit(s)” means individual boxes containing Advantage Consumables. “Excluded Use” means, with respect to IA Consumables, any use that (a) is a use of the IA Consumables to perform NIPT, or (b) is a use of a IA Consumable as, or as a component of, an IVD, as defined below. “Facility” means a facility in the Territory that is owned by, leased by or otherwise under the contractual control of, Purchaser. “IVD” means a medical device that is used to diagnose or screen for a disease or other conditions and that may be used at any facility where its use is Approved by the appropriate regulatory authorities, or may otherwise be marketed under applicable law, excluding Laboratory Developed Tests. “Laboratory Developed Test” means a diagnostic test developed by Purchaser or on behalf of Purchaser (to the extent permitted under applicable law in the Territory) and performed and validated by Purchaser solely in its own laboratory Facility (which if in the United States would be regulated under the Clinical Laboratory Improvements Act (CLIA)), excluding an IVD. “NIPT” means non-invasive prenatal testing and includes without limitation all testing of nucleic acids of fetal or placental origin present in maternal tissue (including maternal blood and blood components). “OTS Consumables” are comprised of the Advantage Consumables referenced at http://www.illumina.com/IAOTS that are generally commercialized in the Territory and subject to the maximum order quantities stated thereon. “Temporary Consumables” means Seller branded reagents and consumable items that are (i) intended by Seller to be consumed through the use of Hardware, and (ii) not designated with the pre-fix “TG” in their catalogue number or product name and which Illumina has authorized in writing for Purchaser to purchase for use under these terms and conditions. “Territory” means the country or countries in which Purchaser may use the IA Consumables.

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 www.illumina.com
2.Rights to IA Consumables upon Purchase. In addition to the rights granted to Purchaser in Section 2 of the RUO Ts & Cs, and subject to the restriction set forth in Section 3 of the RUO Ts & Cs, Purchaser is granted a non-exclusive, non-transferable, personal, non-sublicensable right under Seller’s Core IP to use IA Consumables for Clinical Use (only on samples from the Collection Territory), only with Hardware in Purchaser’s Facility and in accordance with the applicable IA Consumables’ Specifications and Documentation, excluding all Excluded Uses.
3.Expiry Date; Single Lot Shipments; Kit Lot Testing for Advantage Consumables. Seller shall use commercially reasonable efforts to ensure that Advantage Consumables shall have an expiry date that is no less than six months at the time of shipment. Expiry date will be pre-printed on the Advantage Consumable packaging. Seller shall use commercially reasonable efforts to ensure each shipment of a given Advantage Consumable includes only such Advantage Consumable manufactured from the same lot. Seller shall use commercially reasonable efforts to test each component reagent supplied under these terms and conditions that comprises a given Advantage Consumable, together with the other component reagents of that Advantage Consumable, to ensure their functionality, unless sufficient data are available to demonstrate that a given component reagent, or component reagents, if quality tested independently, does not affect performance of the Advantage Consumable. Seller shall provide a Certificate of Analysis for each lot of Advantage Consumables sold to Purchaser.
4.Temporary Consumables. If Seller has an Advantage Consumable available for purchase that is intended by Seller to replace a Temporary Consumable, Seller will give notice of the availability of such Advantage Consumable. Purchaser agrees that (i) it will promptly modify or cancel existing open purchase orders as needed so as to ensure that Purchaser will no longer receive the applicable Temporary Consumable after the date that is 90 days after the date of the notice, unless Purchaser will use such Temporary Consumables only for uses permitted under these terms and conditions, excluding Clinical Use, and (ii) Purchaser will not place additional purchase orders for the applicable Temporary Consumable for Clinical Use after receipt of such notice.
5.IA Consumables Warranty. Seller warrants that IA Consumables will conform to their Specifications until the later of (i) for Advantage Consumables, six months from the date of shipment from Seller, and for Temporary Consumables, three months from the date of shipment from Seller, or (ii) any expiration date or the end of the shelf-life pre-printed on such IA Consumable by Seller, but in either event, no later than 12 months from the date of shipment. For the avoidance of doubt, Sections 7(c), 7(d), and 7(e) of the RUO Ts & Cs also apply to IA Consumables.
6.Indemnification by Seller. In additional to any indemnification (including rights and restrictions) provided to Purchaser under the RUO Ts & Cs, subject to these terms and conditions, including without limitation, the Exclusions to Seller Indemnification Obligations (Section 8(b) of the RUO Ts & Cs) and the Conditions to Indemnification Obligations (Section 8(d) of the RUO Ts & Cs), Seller shall (i) defend, indemnify, and hold

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harmless Purchaser against any third-party claim or action alleging that the IA Consumables when used for Clinical Use on samples from the Collection Territory, in accordance with these terms and conditions, in accordance with the Documentation or Specifications, where such third-party claim or action could be brought without regard to any specific fields of use or specific applications, infringes the valid and enforceable intellectual property rights of a third party, and (ii) pay all settlements entered into by, and all final judgments and costs (including reasonable attorneys’ fees) awarded against, Purchaser in connection with such infringement claim.
7.Discontinuation/Changes to Consumable Kits. A Consumable Kit may be phased out of production and no longer available and/or there may be a new, reconfigured, or repackaged version of a Consumable that embodies a material change to form, fit or function of such Consumable Kit with respect to its Specifications identified on Seller’s certificate of analysis for such Consumable Kit (“Changed Consumable”). To the extent Seller is aware that Purchaser has purchased affected Consumable Kits within the nine month period prior to the Discontinuation Date or change, Seller will use commercially reasonable efforts to notify Purchaser of the discontinuation or change and will make the Changed Consumable Kits available no later than six months prior to the date that the original Consumable Kit is discontinued (“Discontinuation Date”). Upon Purchaser request, Seller may in good faith provide a reasonable quantity of Changed Consumable Kits free of charge to facilitate Purchaser’s validation efforts in support of the change. Use of Changed Consumable Kits is subject to these terms and conditions. Seller will use commercially reasonable efforts to honor accepted purchase orders for shipments of Changed Consumable Kits, provided such shipments are scheduled no later than 30 days after the Discontinuation Date.
8.Lead Time; Shipping Schedule and Terms. Subject to these terms and conditions, if a purchase order for Advantage Consumables is submitted (i) by the fifth business day of the calendar month, the first shipment of Advantage Consumables on the purchase order will be no earlier than 90 days from the date the purchase order is accepted by Seller, and (ii) after the fifth business day of the calendar month, the first shipment of Advantage Consumables on the purchase order will, unless otherwise agreed by Seller and Purchaser, be no later than 120 days from the date the purchase order is accepted by Seller (“Lead Time Requirement”). Notwithstanding the foregoing, the Lead Time Requirement shall not apply to OTS Consumables. Each purchase order for IA Consumables must include a ship schedule, to be agreed to between Seller and Purchaser prior to Seller accepting that purchase order, that details the quantity of and type of IA Consumables (on an IA Consumable-by-IA Consumable basis) that Purchaser requires to be delivered in each calendar month that is covered by the purchase order.
9.Order Changes/Cancellations. Orders for IA Consumables may not be changed or cancelled once placed. Seller reserves the right to charge Purchaser up to the purchase price of the canceled order for Advantage Consumables, and Purchaser agrees to make payment on any and all invoices provided by Seller for such charges.